As filed with the Securities and Exchange Commission on April 28, 2005

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

            NEVADA                 FALCON NATURAL GAS CORP.     98-0403897
(State or Other Jurisdiction of      (Name of Registrant     (I.R.S. Employer
 Incorporation or Organization)        in Our Charter)      Identification No.)


                                                        MASSIMILIANO POZZONI
        WESTCHASE CENTER                                  WESTCHASE CENTER
  2500 CITY WEST BLVD, SUITE 300                  2500 CITY WEST BLVD, SUITE 300
      HOUSTON, TEXAS 77042             1311            HOUSTON, TEXAS 77042
        (713) 267-2240          (Primary Standard         (713) 267-2240
(Address and telephone number       Industrial      (Name, address and telephone
of Principal Executive Offices    Classification    number of agent for service)
and Principal Place of Business)   Code Number)

                                   Copies to:

    Clayton E. Parker, Esq.                     Jacqueline G. Hodes, Esq.
    Kirkpatrick & Lockhart                       Kirkpatrick & Lockhart
     Nicholson Graham LLP                         Nicholson Graham LLP
201 S. Biscayne Boulevard, Suite 2000    201 S. Biscayne Boulevard, Suite 2000
      Miami, Florida 33131                         Miami, Florida 33131
  Telephone:  (305) 539-3300                    Telephone:  (305) 539-3300
  Telecopier:  (305) 358-7095                  Telecopier:  (305) 358-7095

Approximate date of commencement of proposed sale to the public: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                       CALCULATION OF REGISTRATION FEE

                                                                                       PROPOSED
                                                                        PROPOSED        MAXIMUM
                                                                         MAXIMUM       AGGREGATE    AMOUNT OF
  TITLE OF EACH CLASS OF                       AMOUNT TO BE          OFFERING PRICE     OFFERING    REGISTRATION
SECURITIES TO BE REGISTERED                     REGISTERED            PER SHARE (1)     PRICE (1)      FEE(1)
Common Stock, par value $0.00001 per share     63,066,667 shares (2)     $0.56        $35,317,333     $4,157.00
TOTAL                                          63,066,667 shares (2)     $0.56        $35,317,333     $4,157.00


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

(2) Of these shares, 60,000,000 are being registered under the Standby Equity Distribution Agreement, 1,666,667 are being registered under convertible debentures, 1,000,000 are being registered under warrants, 392,000 shares of common stock were received as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement and 8,000 shares of common stock are being registered as a placement agent fee under a now-terminated Standby Distribution Equity Agreement.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                                   PROSPECTUS

                                     Subject to completion, dated April 28, 2005

                            FALCON NATURAL GAS CORP.
                        63,066,667 SHARES OF COMMON STOCK

     This prospectus relates to the sale of up to 63,066,667 shares of Falcon Natural Gas Corp. ("Falcon" or the "Company") common stock by certain persons who are stockholders of Falcon, including Cornell Capital Partners, LP ("Cornell Capital Partners") and Sloan Securities Corporation. Please refer to "Selling Stockholders" beginning on page 38. Falcon is not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. The Company will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement, which was entered into between Falcon and Cornell Capital Partners, and no other stockholders. In addition, the Company may receive proceeds from the exercise of 1,000,000 warrants. All costs associated with this registration will be borne by the Company.

     The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board during the term of this offering. On April 25, 2005, the last reported sale price of our common stock was $0.56 per share. Our common stock is quoted on the Over-the-Counter Bulletin Board under the symbol "FNGC.OB." These prices will fluctuate based on the demand for the shares of common stock.

     Cornell Capital Partners intends to sell up to 63,058,667 shares of common stock, 60,000,000 of which are under the Standby Equity Distribution Agreement, 1,666,667 are under fixed convertible debentures, 1,000,000 are under warrants and 392,000 shares were received from Falcon on December 8, 2004 as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement. Upon issuance, the 60,000,000 shares of common stock under the Standby Equity Distribution Agreement would equal 49.07% of Falcon's then-outstanding common stock.

     Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price of the Company's common stock for the 5 days immediately following the notice date. However, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners also received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. The 5% retainage fee and the 392,000 compensation shares are underwriting discounts payable to Cornell Capital Partners.

     Falcon engaged Sloan Securities Corporation, an unaffiliated registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. Sloan Securities Corporation was paid a fee of $10,000 by the issuance of 8,000 shares of Falcon's common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement.

     Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

     THESE  SECURITIES  ARE  SPECULATIVE  AND  INVOLVE  A  HIGH  DEGREE OF RISK.

     PLEASE  REFER  TO  "RISK  FACTORS"  BEGINNING  ON  PAGE  6.

     THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING STOCKHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

     WITH THE EXCEPTION OF CORNELL CAPITAL PARTNERS, LP, WHICH IS AN "UNDERWRITER" WITHIN THE MEANING OF THE SECURITIES ACT OF 1933, NO OTHER UNDERWRITER OR PERSON HAS BEEN ENGAGED TO FACILITATE THE SALE OF SHARES OF COMMON STOCK IN THIS OFFERING. THIS OFFERING WILL TERMINATE TWENTY-FOUR MONTHS AFTER THE ACCOMPANYING REGISTRATION STATEMENT IS DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION. NONE OF THE PROCEEDS FROM THE SALE OF STOCK BY THE SELLING STOCKHOLDERS WILL BE PLACED IN ESCROW, TRUST OR ANY SIMILAR ACCOUNT.

     THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this prospectus is April    , 2005.
                                                      ---

                                TABLE OF CONTENTS

PROSPECTUS  SUMMARY                                                            1
THE  OFFERING                                                                  2
SUMMARY  CONSOLIDATED  FINANCIAL  INFORMATION                                  5
RISK  FACTORS                                                                  6
FORWARD-LOOKING  STATEMENTS                                                   13
USE  OF  PROCEEDS                                                             14
DILUTION                                                                      15
MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION                     16
PLAN  OF  OPERATION                                                           18
DESCRIPTION  OF  BUSINESS                                                     22
MANAGEMENT                                                                    28
PRINCIPAL  STOCKHOLDERS                                                       32
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S COMMON EQUITY
     AND  OTHER  STOCKHOLDER  MATTERS                                         33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS                                34
DESCRIPTION OF CAPITAL STOCK                                                  35
SELLING  STOCKHOLDERS                                                         37
STANDBY  EQUITY  DISTRIBUTION  AGREEMENT                                      40
PLAN  OF  DISTRIBUTION                                                        43
EXPERTS                                                                       45
LEGAL  MATTERS                                                                45
AVAILABLE  INFORMATION                                                        45
FINANCIAL  STATEMENTS                                                        F-i
PART  II                                                                    II-2
EXHIBIT  5.1                                                               5.1-1
EXHIBIT  23.2                                                             23.2-1

                               PROSPECTUS SUMMARY

     The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including "Risk Factors" and our Financial Statements and the notes to the Financial Statements before making any investment decision.

                                   OUR COMPANY

GENERAL

     Falcon Natural Gas Corp. ("Falcon" or the "Company") was incorporated in Nevada as Countryside Review Inc. ("Countryside") on December 7, 2001. Our business plan was to develop an on-line equestrian lifestyle magazine for the amateur rider and horse owner by filling the gap between horse care and lifestyle considerations. We planned to sell advertising space on the magazine's web-site. Other than maintenance of a website, our current officers and directors are unaware of any past business operations regarding the on-line magazine. We did not generate any revenue from the on-line publishing business and have since discontinued such operations.

     On May 6, 2004, Countryside acquired 100% of the issued and outstanding shares of Falcon Natural Gas Corporation in a reverse merger transaction. The Company changed its name from Countryside Review Inc. to Falcon Natural Gas Corp. effective April 12, 2004, in contemplation of the acquisition of Falcon. As a result of the acquisition of Falcon, the Company came under the management of Massimiliano Pozzoni who was not familiar with on-line publishing. Mr. Pozzoni, whose experience is in the oil and gas industry, rather than on-line publishing, changed our business focus due to his lack of experience in the on-line publishing industry. We are now engaged in natural gas exploration activities in St. Mary Parish, Louisiana and Starr County, Texas. The St. Mary Parish, Louisiana and Starr County, Texas properties are collectively referred to as the "Leased Properties." The Company is in its exploration stage, as it has not generated any revenues from its planned natural gas exploration operations.

GOING  CONCERN

     In its report dated March 28, 2005, our auditors, Williams & Webster, P.S., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage and have had no revenues since inception. For the year ended December 31, 2004, we recorded a loss of $5,511,069. As of December 31, 2004, we had a deficit accumulated during the exploration state of $5,511,069. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Our continuation as a going concern is dependent upon future events, including the obtaining of more than $5.2 million of additional financing to drill a replacement well on the DB3 Prospect. If we are unable to continue as a going concern, you will lose your entire investment.

ABOUT  US

     Our principal executive offices are located at Westchase Center, 2500 City West Boulevard, Suite 300, Houston, Texas 77042. Our telephone number is (713) 267-2240.

                                  THE OFFERING

     This offering relates to the sale of common stock by certain persons who are the selling stockholders consisting of (1) Cornell Capital Partners, who intends to sell up to 63,058,667 shares of common stock, 60,000,000 of which are under the Standby Equity Distribution Agreement, 1,666,667 are under fixed convertible debentures, 1,000,000 are under warrants and 392,000 were received from Falcon on December 8, 2004 as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement and (2) Sloan Securities Corporation, an unaffiliated broker-dealer retained by the Company in connection with the Standby Equity Distribution Agreement, which intends to sell up to 8,000 shares of common stock issued as a placement agent fee under a now-terminated Standby Distribution Equity Agreement on December 8, 2004.

     The commitment amount of the Standby Equity Distribution Agreement is $20 million. Falcon can receive net proceeds from Cornell Capital Partners of $19,000,000 (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). At the assumed market price of $0.60 per share we would need to issue 33,333,334 shares of common stock to receive the entire $20,000,000 available under the Standby Equity Distribution Agreement. However, we are registering 60,000,000 shares of common stock to be used for cash advances under the Standby Equity Distribution Agreement in case our stock price declines prior to our making advances for the entire amount under the Standby Equity Distribution Agreement. We would need to use the 60,000,000 shares to draw the $20,000,000 if the average price at which we make advances is $0.3334 per share. If the average price for which we sold shares under the Standby Equity Distribution Agreement is lower than $0.3334 per share, we will need to register additional shares of common stock to fully access the funds available under the Standby Equity Distribution Agreement.

     Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically issue and sell to Cornell Capital Partners shares of common stock for a total purchase price of $20 million (exclusive of Cornell Capital Partners' 5% retainage and the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). The amount of each advance is subject to a maximum advance amount of $712,500 (taking into account Cornell Capital Partners' 5% retainage), and we may not submit any advance within five trading days of a prior advance. Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price of the common stock during the five consecutive trading day period immediately following the notice date. In addition, Cornell Capital Partners received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. Cornell Capital Partners intends to sell any shares purchased under the Standby Equity Distribution Agreement at the then prevailing market price. Among other things, this prospectus relates to the shares of common stock to be issued under the Standby Equity Distribution Agreement. There are substantial risks to investors as a result of the issuance of shares of common stock under the Standby Equity Distribution Agreement. These risks include dilution of shareholders, a possible significant decline in Falcon's stock price and our inability to draw sufficient funds when needed.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Falcon and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.60 per share and 25%, 50% and 75% discounts to the recent price.


NET  CASH  TO  FALCON:

  Market Price:                   $0.6000         $0.6000          $0.6000         $0.600
  Purchase Price:                 $0.6000         $0.4500          $0.3000        $0.1500
  No. of Shares(1):          33,333,334(2)   44,444,445(3)      60,000,000     60,000,000
  Total Outstanding (4):       95,595,334     106,706,445      122,262,000    122,262,000
  Percent Outstanding (5):         34.87%          41.65%           49.07%         49.07%
  Net Cash to Falcon (6):     $18,915,000     $18,915,000      $17,015,000     $8,465,500


(1) Represents the number of shares of common stock registered in the accompanying registration statement at the prices set forth in the table.
(2) At the stated purchase price, the Company would only be required to issue 33,333,334 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.
(3) At the stated purchase price, the Company would only be required to issue 44,444,445 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.
(4) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.

(5) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(6) Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses and does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.


NUMBER  OF  SHARES  TO  BE  ISSUED:

  Market Price:                $0.6000         $0.6000          $0.6000              $0.6000
  Purchase Price:              $0.6000         $0.4500          $0.3000              $0.1500
  No. of Shares (1) (2):    33,333,334      44,444,445       66,666,667          133,333,334
  Total Outstanding (3):    95,595,334     106,706,445    128,928,667(4)   195,595,334(4)(5)
  Percent Outstanding (6):      34.87%          41.65%           51.71%               68.17%
  Net Cash to Falcon (7):  $18,915,000     $18,915,000      $18,915,000          $18,915,000

(1) We are registering 60,000,000 shares of common stock under this prospectus, the surplus of which will be used to draw cash advances under the Standby Equity Distribution Agreement in the event our stock price drops below $0.60.
(2) Represents the number of shares of common stock to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.
(3) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.
(4)  This  would  require  Falcon  to  register  additional  shares.
(5) Falcon's current Articles of Incorporation, as amended, authorize the issuance of 200,000,000 shares of common stock.
(6) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.
(7) This number reflects the 5% retainage and $85,000 in offering expenses but does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.

     We are registering 1,666,667 shares of common stock under this prospectus under fixed convertible debentures. Falcon issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,000,000 pursuant to a Securities Purchase Agreement dated April 19, 2005. The debentures are convertible at Cornell Capital Partners' option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). If the full amount of the convertible debentures, or $1,000,000, is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). Assuming Cornell Capital Partners had converted the $1,000,000 in convertible debentures into 1,666,667 shares of common stock at the Fixed Price on December 31, 2004, this would represent an immediate dilution to new stockholders of $0.56 per share. The debentures are secured by the assets of the Company. The debentures have a two-year term and accrue interest at 5% per year. After the earlier to occur of a) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange
Commission or b) August 1, 2005, if the closing bid price of the Company's Common Stock, as quoted by Bloomberg, LP, is less than the Fixed Price, Cornell Capital Partners at its sole option can elect cash repayment of the debentures by requiring the Company to make 5 payments of $200,000, plus outstanding and accrued interest. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Falcon or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash, this could have a dilutive impact on our stockholders and could cause our stock price to decline. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

     We are registering 1,000,000 shares of common stock under this prospectus under warrants. Falcon issued a Warrant to Cornell Capital Partners on April 19, 2005 to purchase 1,000,000 shares of common stock of the Company pursuant to the Securities Purchase Agreement dated April 19, 2005. The warrants have an exercise price of $0.60 per share and expire on April 19, 2007.

COMMON  STOCK  OFFERED             63,067,667  shares  by  selling  stockholders

OFFERING  PRICE                    Market  price

COMMON  STOCK OUTSTANDING
  BEFORE THE OFFERING1             62,262,000 shares as of April 27, 2005

USE  OF  PROCEEDS                  We  will  not  receive  any proceeds  of  the
                                   Shares offered  by the  selling stockholders.
                                   Any proceeds we receive from the sale of common stock under the Standby Equity
                                   Distribution Agreement and warrants will be used for general working capital purposes.
                                   See  "Use  of  Proceeds."

RISK FACTORS                       The securities offered hereby involve a high
                                   degree of risk and immediate substantial dilution. See "Risk Factors" and "Dilution."

OVER-THE-COUNTER BULLETIN BOARD
  SYMBOL                           FNGC.BB

1 Excludes $1,000,000 of debentures convertible into 1,666,667 shares of common stock (at a fixed conversion price equal to $0.60), up to 60,000,000 shares of common stock to be issued under the Standby Equity Distribution Agreement and up to 1,000,000 shares of common stock to be issued upon the exercise of warrants.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                     MARCH 1,
                                                                2004 (INCEPTION)
                                                                 TO DECEMBER 31,
                                                                       2004
STATEMENTS  OF  OPERATION  DATA:                                    (AUDITED),
--------------------------------                                ----------------
Revenues                                                                      --
Total expenses                                                         4,882,235
Loss from operations                                                 (4,882,235)
Total other income (expenses)                                          (628,834)
Net loss                                                             (5,511,069)
Net loss per common share, basic and diluted                              (0.09)

                                                              AS OF DECEMBER 31,
BALANCE  SHEET  DATA:                                                2004
--------------------------------                              ------------------
Cash and cash equivalents                                             $  162,227
Accounts receivable                                                        2,000
Equipment, less accumulated depreciation                                   3,470
Oil and gas leases                                                     1,582,541
Prepaid expenses                                                          50,000
Rent deposit                                                               1,243
Total assets                                                           1,801,481
Total liabilities                                                        535,499
Common Stock and additional paid-in capital                            6,777,051
Total liabilities and shareholders' equity                             1,801,481

                                  RISK FACTORS

     WE ARE SUBJECT TO VARIOUS RISKS THAT MAY MATERIALLY HARM OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS. YOU SHOULD CAREFULLY CONSIDER THE RISKS AND UNCERTAINTIES DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS FILING BEFORE DECIDING TO PURCHASE OUR COMMON STOCK. IF ANY OF THESE RISKS OR UNCERTAINTIES ACTUALLY OCCURS, OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS COULD BE MATERIALLY HARMED. IN THAT CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

                          RISKS RELATED TO OUR BUSINESS

OUR AUDITORS HAVE EXPRESSED AN OPINION THAT THERE IS SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN

     In its report dated March 28, 2005, our auditors, Williams & Webster, P.S., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage and have had no revenues since inception. For the period from March 1, 2004 (Inception) to December 31, 2004, we recorded a net loss of $5,511,069. As of December 31, 2004, we had deficit accumulated during the exploration stage of $5,511,069. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Our continuation as a going concern is dependent upon future events, including obtaining more than $5.2 million of additional financing to drill a replacement well on the DB3 Prospect. If we are unable to continue as a going concern, you will lose your entire investment.

IF WE ARE UNABLE TO RAISE ADDITIONAL FINANCING OUR BUSINESS COULD FAIL AND INVESTORS COULD LOSE THEIR ENTIRE INVESTMENT

     We estimate that we can satisfy our current cash requirements for the next three 3 months based upon our current needs and excluding the costs of drilling and lease exploration. We estimate that we need to raise at least $360,000 to satisfy our cash requirements for an additional 9 months. We need to raise more than $5.2 million to drill the replacement well on the DB3 Prospect. It is possible that we may not raise any additional financing for our operations or to drill a well. Other than the commitment by Cornell Capital Partners, we do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. Additional financing may not be available on favorable terms, if at all. If we are unable to raise the capital necessary to drill a replacement well on the DB3 Prospect, we may be forced to find a drilling partner in exchange for part of our mineral interest. If we cannot raise enough money to drill the well or find a suitable drilling partner, we will not be able to drill, and our business will fail. If we are unable to raise any additional financing or find a partner to provide financing, we will not be able to continue as a going concern for more than 3 months, and as a result, our business will fail and investors will lose their entire investment.

WE MAY BE REQUIRED TO MAKE RENTAL PAYMENTS OF APPROXIMATELY $782,000 ON CERTAIN OIL AND GAS LEASES IN ST. MARY PARISH, LOUISIANA IN OCTOBER 2005 TO PREVENT LOSING OUR INTEREST THEREIN

     We will receive from Argyle Energy, Inc. ("Argyle") an assignment of 3 leases covering approximately 4,080 total acres of land comprising most of the Wyandotte Property. Pursuant to the terms of the leases, we will be required to make rental payments in October 2005, if we have not commenced drilling or reworking, and with respect to one of the leases, obtained production on the acreage. One lease covers approximately 2,730 acres of land and generally requires us to pay $200 per acre (or approximately $546,000). If we have not commenced drilling or reworking or we have not obtained production on or before 1 year from October 5, 2004, the lease will terminate. If we are engaged in drilling or reworking operations on this acreage, but we have not obtained production therefrom, on or before such date, this lease will terminate unless we continuously prosecute such operations with no more than a 90 day lapse between the abandonment of operations on one well and the beginning of drilling or reworking operations on another well. The other leases cover approximately 680 acres and 670 acres of land and require us to pay $150 per acre (or approximately $102,000) and $200 per acre (or approximately $134,000), respectively, if we have not commenced drilling operations on the land or on acreage pooled therewith on or before October 8, 2004 and October 5, 2004, respectively, or else they will terminate. We will need to raise additional capital to make the rental payments if we have not commenced drilling or reworking or obtained production, as the case may be. As discussed above, we need to also raise additional capital to begin drilling. If the rental payments become due and we have not raised enough money to make the payments, we will lose our entire interest in approximately 4,080 total acres of land comprising most of the Wyandotte Property.

BECAUSE OF THE SPECULATIVE NATURE OF NATURAL GAS EXPLORATION, THERE IS SUBSTANTIAL RISK THAT NO COMMERCIALLY EXPLOITABLE NATURAL GAS WILL BE FOUND AND THAT THIS BUSINESS WILL FAIL

     The search for commercial quantities of natural gas as a business is extremely risky. The Leased Property may not contain commercially exploitable quantities of natural gas. The exploration expenditures to be made by us may not result in the discovery of commercial quantities of natural gas. Problems such as unusual or unexpected formations and other conditions are involved in natural gas exploration and often result in unsuccessful exploration efforts. We may not be able to discover and produce commercial quantities of natural gas from a replacement well on the DB3 Prospect. If we do not discover and produce commercial quantities of natural gas, we will not have any products or services to offer and our business could fail.

WE HAVE NOT CONFIRMED TITLE TO THE LEASED PROPERTY OR PERFECTED TITLE THEREIN; IF TITLE TO THE LEASED PROPERTY IS DEFECTIVE, OUR BUSINESS COULD FAIL

     We have entered into various assignments and other agreements with Argyle pursuant to which Argyle is to transfer certain oil, gas and mineral leases to us covering the Leased Property. Argyle has represented to us that Argyle is the Lessee in the leases that Argyle is to assign to us. It is customary in our industry for leases to specifically disclaim warranties of title. We have not independently examined the title to the Leased Property or perfected title therein. Title to the Leased Property may be defective in some manner. If title to the Leased Property is defective, our business could fail.

WE ARE THE DEFENDANT IN VARIOUS LAWSUITS WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL POSITION, LIQUIDITY AND RESULTS OF OPERATION

     On  October  8,  2004,  Landmark filed a lawsuit against Falcon Natural Gas
Corporation in the 125th District Court of Harris County, Texas. The Company issued a press release and posted on the Company's website a Report prepared by Landmark, which Landmark claims was in violation of an agreement between Landmark and the Company. The Company issued a corrective press release and removed the Report from its website. Landmark claims that Falcon Natural Gas Corporation breached its agreement with Landmark by engaging Market Movers to create and distribute an Advertisement that quotes from and paraphrases portions of the Report and repeatedly refers to the Report as a report of "Halliburton," "Halliburton Company," and "a Halliburton Company." Landmark is claiming breach of contract and injury to its business reputation and trade names and marks. Landmark is seeking unspecified damages, reasonable attorneys' fees, court costs, and injunctive relief. The Company has generally denied the allegations of Landmark. Landmark has agreed that if, after discovery, it finds that there is no basis for a claim that the Company had knowledge of, or was involved with, the commissioning or financing of the Advertisement, Landmark will dismiss Falcon Natural Gas Corporation from the lawsuit. Landmark is currently seeking to obtain sworn testimony through deposition of the third party that distributed the Advertisement. On November 3, 2004, Falcon Gas, an unaffiliated company with its principal place of business in Houston, Texas, filed a lawsuit against the Company in the United States District Court, Southern District of Texas, Houston Division. Falcon Gas is alleging trademark infringement and unfair competition arising from the Company's use of the term "Falcon Natural Gas" as a corporate name and service mark in connection with the promotion, advertising, offer, and sale of services which Falcon Gas claims are substantially similar to the services offered by Falcon Gas. Falcon Gas alleges that it is a leading developer of market-area high-deliverability, multi-cycle natural gas storage facilities. Falcon Gas is seeking injunctive relief as well as unspecified damages and payments to the Company of profits, gains, and advantages resulting from the alleged activities, reasonable attorneys' fees, and court costs. An unfavorable outcome on either of these matters could have a material adverse effect on our business, financial position, liquidity or results of operations despite our attempt to successfully defend against these claims. In addition, we could be forced to change our corporate name, and that of our subsidiary, if we lose the lawsuit brought by Falcon Gas.

A COMPANY WHICH IS NOT RELATED TO US HAS DISTRIBUTED INVESTOR RELATIONS MATERIALS WITHOUT OUR AUTHORIZATION WHICH MAY CONTAIN FALSE OR MISLEADING STATEMENTS AND INVESTORS IN US SHOULD BE CAUTIOUS AND NOT RELY ON THE INFORMATION CONTAINED IN THE MATERIALS

     The Company has become aware of investor relations materials ("Materials") prepared and distributed by Market Movers newsletter ("Market Movers") which was released on at least three separate occasions during 2004 and 2005. The
Materials may contain false or misleading statements. The Company, its management, Halliburton Company, and Landmark Graphics Corporation are not affiliated with Market Movers, did not pay for the preparation or distribution of the Materials, and did not approve either the information contained in the Materials or its public dissemination. The Market Movers Materials contained information about the Leased Properties, studies and reports completed on the Leased Properties, potential gains from an investment in the Company, and information regarding the price of natural gas and future prospects of the Company which were not endorsed by the Company. The Company disclaims any association with the use of this information by investors for investment decisions and invites investors to rely only on the Company's filings with the Commission. In making their investment decision in the Company, existing stockholders and potential investors should not rely on the information contained in the Materials or any future material distributed by Market Movers as such information may be false or misleading.

BECAUSE WE HAVE NOT COMMENCED BUSINESS OPERATIONS AND WE HAVE A LIMITED OPERATING HISTORY, WE FACE A HIGH RISK OF BUSINESS FAILURE

     We have a limited operating history upon which an evaluation of our future performance can be made. You should be aware of the difficulties normally encountered by new natural gas exploration companies similarly situated to us and the high rate of failure of such enterprises. Many of these risks and uncertainties are described in more detail elsewhere in this "Risk Factors" section. If we do not successfully address these risks, then our future business prospects will be significantly limited and, as a result, the trading price of our common stock would likely decline significantly. Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the Leased Property that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. You should consider the likelihood of our future success to be highly speculative in view of our limited operating history, as well as the complications frequently encountered by other companies in the early stages of development. If we realize problems, additional costs, difficulties, complications or delays in connection with our exploration activities, it will have a material adverse effect on our business, results of operations and financial condition, and as a result, our business could fail.

THE COMPANY IS RELIANT ON KEY MANAGEMENT AND CONTRACTORS AND IF THE COMPANY LOSES ANY OF ITS KEY MANAGEMENT, IT COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS AND OPERATIONS

     Our success depends upon the personal efforts and abilities of Fred B. Zaziski, a Director of the Company and our President and Chief Executive Officer, and Massimiliano Pozzoni, a Director and our Vice President of Business Development, Secretary and Treasurer (Principal Accounting Officer). Our ability to operate and implement our exploration activities is heavily dependent on the continued service of Messrs. Zaziski and Pozzoni, and our ability to attract qualified contractors on an as-needed basis. We have entered into one-year employment agreements with Mr. Zaziski and Mr. Pozzoni expiring in October 2005 and March 2005, respectively. We face continued competition for Messrs. Zaziski and Pozzoni (or other key management should we desire to attain the same) and such contractors. We cannot be certain that either Mr. Zaziski or Mr. Pozzoni will renew their respective employment agreements or that we will otherwise be able to retain Messrs. Zaziski or Pozzoni or attract and retain such contractors. The loss of Mr. Zaziski or Mr. Pozzoni or our inability to attract and retain qualified contractors on an as-needed basis could have a material adverse effect on our business and operations. We do not maintain life insurance on any of our executive officers or directors.

BECAUSE MR. POZZONI HAS OTHER BUSINESS INTERESTS, HE MAY NOT BE ABLE OR WILLING TO DEVOTE A SUFFICIENT AMOUNT OF TIME TO OUR BUSINESS OPERATIONS

     Massimiliano Pozzoni is the Chief Executive Officer and a Director of Gulf Coast Oil & Gas Inc., formerly Otish Mountain Diamond Company, a publicly traded company in the U.S. The current business activities of Gulf Coast require approximately 5 hours of Mr. Pozzoni's time per week. Mr. Pozzoni currently dedicates more than 40 hours a week to the Company. It is possible that the demands on Mr. Pozzoni from Gulf Coast could increase with the result that he may have to devote less time as an executive officer and director of our Company. As a result, Mr. Pozzoni may not possess sufficient time to serve as an executive officer and a director of our company. If Mr. Pozzoni does not have sufficient time to serve our Company, it could have a material adverse effect on our business and operations.

OUR EXECUTIVE OFFICERS AND DIRECTORS ONLY OWN APPROXIMATELY 8.03% OF OUR OUTSTANDING COMMON STOCK AND COULD BE REPLACED UPON A VOTE OF A MAJORITY OF OUR SHAREHOLDERS WHICH COULD HAVE A MATERIAL ADVERSE AFFECT ON OUR BUSINESS

     Massimiliano Pozzoni, a director of the Company and our Vice President of Business Development, Secretary and Treasurer (Principal Financial Officer), owns approximately 8.03% of the outstanding shares of our common stock as of April 27, 2005. Fred B. Zaziski, a director of the Company and our Chief Executive Officer, does not currently own any shares of our common stock. A majority of our common stock is held by many shareholders who, voting their shares of common stock, could effect a change of our directors and management, which could have a material adverse affect on our business.

BECAUSE OF THE INHERENT DANGERS INVOLVED IN NATURAL GAS EXPLORATION, THERE IS A RISK THAT WE MAY INCUR LIABILITY OR DAMAGES AS WE CONDUCT OUR BUSINESS

     The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, explosions and other hazards against which we cannot insure or against which we may elect not to insure. In addition, we may be subject to certain liability with respect to certain federal and state environmental laws. The Company does not maintain insurance against such hazards. The payment of such liabilities may have a material adverse effect on our financial position, liquidity or results of operations.

OUR FUTURE CAPITAL NEEDS MAY NOT BE MET AND WE MAY FORCED TO ABANDON OR CURTAIL OUR BUSINESS PLAN OR OPERATIONS

     Our growth and continued operations could be impaired by limitations on our access to capital markets. If the market for the natural gas industry were to weaken for an extended period of time, our ability to raise capital would be substantially reduced. Capital from outside sources may not be available. If such financing is available, it may involve issuing securities senior to our common stock or equity financings which will be dilutive to existing holders of our common stock. If our future capital needs are not met, we may be forced to abandon or curtail our business plan or operations.

EVEN IF WE DISCOVER COMMERCIAL QUANTITIES OF NATURAL GAS ON THE LEASED PROPERTY, WE MAY NOT BE ABLE TO SUCCESSFULLY OBTAIN COMMERCIAL PRODUCTION

     Even if our exploration programs are successful in establishing commercial quantities of natural gas, we will still require additional funds to place the Leased Property into production. If we are not able to successfully obtain commercial productions, our business, results of operation and financial condition could be adversely affected.

OUR INDUSTRY IS SUBJECT TO INTENSE COMPETITION AND COMPETITIVE PRESSURES COULD ADVERSELY AFFECT OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION

     The natural gas industry is very competitive. Natural gas prices are at a 10-year high. The price of natural gas is affected by continuous shifts in supply and demand. Natural gas is becoming the preferred source of energy over fossil fuels because it is an environmentally friendlier source of energy. The demand for natural gas is increasing and whether or not their will be an adequate supply is very uncertain. Numerous well-established companies are focusing significant resources on exploration and may be able to compete more effectively than the Company. However, we do not expect that the price of natural gas will drop in the near future. Due to these factors, we expect competition to intensify, particularly with respect to the acquisition of natural gas exploration services from independent contractors.

     In an effort to achieve operating efficiency, we rely on independent contractors to conduct our operations. For example, we have relied on various independent contractors to provide technical, geological, geophysical and financial reports on the Leased Property. We engaged Stokes to provide engineering support in preparation for drilling, and to supervise all drilling operations, on the DB3 Prospect. Because of the current high energy prices, lead times necessary to acquire drilling rigs or the services of independent contractors in the industry are high. We are negotiating with an independent contractor to be the operator and conduct drilling on the DB3 Prospect. However, as the competition in the natural gas industry intensifies, it will be harder for us to obtain a drilling rig or the services of independent contractors to conduct our operations. As a result, we may not be able to compete successfully and competitive pressures may adversely affect our business, results of operations and financial condition.

WE MAY NOT BE ABLE TO MANAGE GROWTH EFFECTIVELY AND OUR BUSINESS, RESULTS OF OPERATIONS AND FINANCIAL CONDITION COULD BE ADVERSELY AFFECTED

     If we grow, this growth could place a significant strain on our managerial, operational and financial resources. Further, if we enter into additional contracts, we could be required to manage multiple relationships with various customers and other third parties. These requirements could be exacerbated in the event of further growth of the Company or in the number of its contracts. Our systems, procedures or controls may not be adequate to support our operations and the Company's management may not be able to achieve the execution necessary to successfully implement the Company's business plan. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

                        RISKS RELATED TO OUR COMMON STOCK

IF  THERE'S  A  MARKET  FOR  OUR  COMMON  STOCK, OUR STOCK PRICE MAY BE VOLATILE

     If there's a market for our common stock, we anticipate that such market would be subject to wide fluctuations in response to several factors, including, but not limited to:

     -    actual  or  anticipated  variations  in  our  results  of  operations;

     -    our  ability  or  inability  to  generate  revenues;

     -    increased  competition;  and

     - conditions and trends in the natural gas industry. Our common stock is traded on the Over-the-Counter Bulletin Board. In recent years the stock market in general has experienced extreme price fluctuations that oftentimes have been unrelated to the operating performance of the affected companies. Similarly, the market price of our common stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our common stock.

WE HAVE NOT CREATED A MARKET TO SUSTAIN THE SIGNIFICANT AMOUNT OF SHARES IN OUR PUBLIC FLOAT

     We have a significant number of shares of common stock in our public float that were issued prior to the Exchange and change in our business focus. We have not, however, created a market for our common stock. We may not have adequate time to create such a market prior to the time our shareholders resell their shares. If our shareholders resell their shares before we can create a market, it may exert downward pressure on the price of our common stock.

A DEFAULT BY US UNDER THE CONVERTIBLE DEBENTURES WOULD ENABLE THE HOLDERS OF THE CONVERTIBLE DEBENTURES TO TAKE CONTROL OF SUBSTANTIALLY ALL OF OUR ASSETS

     We agreed to secure convertible debentures pursuant to a Security Agreement under which we pledged substantially all of our assets, including without limitation our machinery, equipment, furniture, furnishings, fixtures, signs, lights, tools, parts, supplies and motor vehicles, all of our inventory, all of our contract rights and general intangibles, all of our documents, warehouse receipts, instruments and chattel paper, all of our accounts and other receivables, instruments or other forms of obligations and rights to payment together with the proceeds thereof, to the extent assignable, all of our rights under all present and future authorizations, permits, licenses and franchises issued or granted in connection with the operations of any of its facilities, and all products and proceeds (including, without limitation, insurance proceeds) from the above-described assets. A default by us under the convertible debentures would enable the holders to take control of substantially all of our assets. The holders of the convertible debentures have no operating experience in our industry. If we were to default and the holders of the convertible debentures were to take over control of our Company, they could force us to substantially curtail or cease our operations. If this were to happen, any investment in our Company would become substantially devalued.

OUR COMMON STOCK IS DEEMED TO BE "PENNY STOCK," WHICH MAY MAKE IT MORE DIFFICULT FOR INVESTORS TO SELL THEIR SHARES DUE TO SUITABILITY REQUIREMENTS

     Our common stock is deemed to be "penny stock" as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934. Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

WE  DO  NOT  EXPECT  TO  PAY  DIVIDENDS  FOR  THE  FORESEEABLE  FUTURE

     We have not declared or paid, and do not anticipate declaring or paying in the foreseeable future, any cash dividends on our common stock. Our ability to pay dividends is dependent upon, among other things, our future earnings, if any, as well as our operating and financial condition, capital requirements, general business conditions and other pertinent factors. Furthermore, any payment of dividends by us is subject to the discretion of our board of directors. Accordingly, dividends may not ever be paid on our common stock.

                         RISKS RELATED TO THIS OFFERING

FUTURE SALES BY OUR STOCKHOLDERS MAY ADVERSELY AFFECT OUR STOCK PRICE AND OUR ABILITY TO RAISE FUNDS IN NEW STOCK OFFERINGS

     Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 62,262,000 shares of common stock outstanding as of April 27, 2005, 30,000,000 shares are, or will be, freely tradable without restriction, unless held by our "affiliates." The remaining 32,262,000 shares of common stock, which will be held by existing stockholders, including the officers and directors, are "restricted securities" and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144. In addition, we have issued debentures convertible into 1,666,667 shares of common stock (at a fixed conversion price equal to $0.60).

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE DEBENTURES

     The sale of shares pursuant to the Securities Purchase Agreement will have a dilutive impact on our stockholders. The fixed price under the convertible debentures is $0.60. Therefore, if the full amount of the convertible debentures or $1,000,000 is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). Cornell Capital Partners will sell these shares in the market immediately, which could cause our stock price to decline. In addition, the interest on the debentures may be payable, at the option of Cornell Capital Partners, in shares of common stock of the Company as opposed to cash, which could have a further dilutive impact on our stockholders and could cause our stock price to decline. Assuming Cornell Capital Partners had converted the $1,000,000 in convertible debentures into 1,666,667 shares of common stock at the fixed price of $0.60 on December 31, 2004, this would represent an immediate dilution to new stockholders of $0.56 per share.

EXISTING SHAREHOLDERS WILL EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT

     The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our stockholders. For example, if the offering occurred on December 31, 2004 at an assumed offering price of $0.60 per share (100% of a recent closing bid price of $0.60 per share), the new stockholders would experience an immediate dilution in the net tangible book value of $0.39 per share. Dilution per share at prices of $0.4500, $0.3000 and $0.1500 per share would be $0.26, $0.15 and $0.07, respectively.

     As a result, our net loss per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the Standby Equity Distribution Agreement to draw down the full amount. If our stock price is lower, then our existing stockholders would experience greater dilution.

UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT CORNELL CAPITAL PARTNERS WILL PAY LESS THAN THE THEN-PREVAILING MARKET PRICE OF OUR COMMON STOCK

     Cornell Capital Partners will retain 5% from each advance. Based on this discount, Cornell Capital Partners will have an incentive to sell immediately to realize the gain on the 5% discount. These discounted sales could cause the price of our common stock to decline, based on increased selling of Falcon's common stock.

THE  SELLING  STOCKHOLDERS  INTEND  TO  SELL THEIR SHARES OF COMMON STOCK IN THE
MARKET,  WHICH  SALES  MAY  CAUSE  OUR  STOCK  PRICE  TO  DECLINE

     The selling stockholders intend to sell in the public market 63,066,667 shares of common stock being registered in this offering. That means that up to 63,066,667 shares may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. The officers and directors of the Company and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

THE SALE OF OUR STOCK UNDER OUR STANDBY EQUITY DISTRIBUTION AGREEMENT COULD ENCOURAGE SHORT SALES BY THIRD PARTIES, WHICH COULD CONTRIBUTE TO THE FUTURE
DECLINE  OF  OUR  STOCK  PRICE

     In  many  circumstances  the  provision  of  a  Standby Equity Distribution
Agreement for companies that are traded on the Over-the-Counter has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being placed into the market exceed the market's ability to take up the increased stock or if Falcon has not performed in such a manner to show that the equity funds raised will be used to grow the Company. Such an event could place further downward pressure on the price of common stock. Under the terms of our Standby Equity Distribution Agreement, Falcon may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if the Company uses the Standby Equity Distribution Agreement to grow its revenues and profits or invest in assets which are materially beneficial to Falcon the opportunity exists for short sellers and others to contribute to the future decline of Falcon's stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more so which in turn may cause long holders of the stock to sell their shares thereby contributing to sales of stock in the market. If there is an imbalance on the sell side of the market for the stock the price will decline.

     It is not possible to predict those circumstances whereby short sales could materialize or to what the share price could drop. In some companies that have been subjected to short sales the stock price has dropped to near zero. This could happen to Falcon's stock price.

THE PRICE YOU PAY IN THIS OFFERING WILL FLUCTUATE AND MAY BE HIGHER OR LOWER THAN THE PRICES PAID BY OTHER PEOPLE PARTICIPATING IN THIS OFFERING

     The price in this offering will fluctuate based on the prevailing market price of the common stock on the Over-the-Counter Bulletin Board. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

WE MAY NOT BE ABLE TO ACCESS SUFFICIENT FUNDS UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT WHEN NEEDED

     We are dependent on external financing to fund our operations. Our financing needs are expected to be partially provided from the Standby Equity Distribution Agreement. Such financing may not be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum draw down of $712,500 during any five trading day period (taking into account Cornell Capital Partners' 5% retainage).

WE MAY NOT BE ABLE TO DRAW DOWN UNDER THE STANDBY EQUITY DISTRIBUTION AGREEMENT IF THE INVESTOR HOLDS MORE THAN 9.9% OF OUR COMMON STOCK

     In the event Cornell Capital holds more than 9.99% of the then-outstanding common stock of Falcon, we will be unable to draw down on the Standby Equity Distribution Agreement. Currently, Cornell Capital has beneficial ownership of 4.71% of our common stock and therefore we would be able to make draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital's beneficial ownership remains below 9.99%. If Cornell Capital Partners' beneficial ownership becomes 9.99% or more, we would be unable to draw down on the Standby Equity Distribution Agreement. In that event, if we are unable to obtain additional external funding or generate revenue from the sale of our products, we could be forced to curtail or cease our operations.

                           FORWARD-LOOKING STATEMENTS

     Information included in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words "may," "should," "expect," "anticipate," "estimate," "believe," "intend" or "project" or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under "Management's Discussion and Analysis or Plan of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

                                 USE OF PROCEEDS

     This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we will receive the proceeds from the sale of shares of common stock to Cornell Capital Partners under the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board for the five days immediately following the notice date. The Company will pay Cornell Capital 5% of each advance as an additional fee. In addition, the Company may receive up to $600,000 upon the exercise of the 1,000,000 outstanding warrants covered by this prospectus, which will be used for working capital purposes.

     Pursuant to the Standby Equity Distribution Agreement, Falcon cannot draw more than $712,500 every five trading days (taking into account Cornell Capital Partners' 5% retainage) or more than $19,000,000 million over twenty-four months (exclusive of the 392,000 shares received by Cornell Capital Partners' as a one-time commitment fee). At an assumed market price of $0.60 per share, we will be able to receive the entire $20,000,000 or $19,000,000 in gross proceeds (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee) if the average stock price at which we make advances does not fall below $0.3334 per share. At the assumed market price of $0.60 per share we would need to issue 33,333,334 to receive gross proceeds of $20,000,000 under the Standby Equity Distribution Agreement. However, we are registering 60,000,000 shares of common stock to be used for cash advances under the Standby Equity Distribution Agreement in case our stock price declines prior to our making advances for the entire amount under the Standby Equity Distribution Agreement. We would need to use the 60,000,000 shares to draw the $20,000,000 if the average price at which we make advances is $0.3334 per share. If the average price for which we sold shares under the Standby Equity Distribution Agreement is lower than $0.3334 per share, we will need to register additional shares of common stock to fully access the funds available under the Standby Equity Distribution Agreement.

     For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $85,000, plus 5% retainage payable to Cornell Capital Partners under the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.


NET PROCEEDS:                           $ 4,665,000     $ 9,415,000     $ 18,915,000

No. of shares issued under
the Equity Distribution Agreement
at an assumed offering price of $0.60     8,333,334      16,666,667       33,333,334

USE OF PROCEEDS:

General Working Capital                   4,665,000       9,415,000        9,415,000

TOTAL                                   $ 4,665,000     $ 9,415,000     $  9,415,000
                                        ===========     ===========     ============

     The Standby Equity Distribution Agreement prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of Falcon, except under certain limited circumstances. The Company may use the net proceeds from this offering for general corporate purposes, including, without limitation, the payment of loans incurred by the Company, the payment of salaries, for the purchase of furniture, fixtures and equipment, the payment of current liabilities and for other general expenses and costs of the Company.

                                    DILUTION

     The net tangible book value of Falcon as of December 31, 2004 was $1,265,982 or $0.02 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of Falcon (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling stockholders and none of the proceeds will be paid to Falcon, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an offering price of $0.60 per share which is in the range of the recent share price.

     If we assume that we had issued 33,333,334 shares of common stock under the Standby Equity Distribution Agreement at an assumed offering price of $0.60 per share (i.e., the number of shares needed to access the entire amount available under the Standby Equity Distribution Agreement), less retention fees of $1,000,000 and offering expenses of $85,000, our net tangible book value as of December 31, 2004 would have been $20,180,982 or $0.21 per share. Note that at an offering price of $0.60 per share, we would receive net proceeds of $18,915,000 under the Standby Equity Distribution Agreement, or the entire amount available under the Equity Distribution Agreement. At an assumed offering price of $0.60, Cornell Capital Partners would receive a discount of $1,000,000 on the purchase of 33,333,334 shares of common stock. Such an offering would represent an immediate increase in net tangible book value to existing stockholders of $0.19 per share and an immediate dilution to new stockholders of $0.39 per share. At the assumed market price of $0.60 per share, we would need to issue 33,333,334 shares to receive gross proceeds of $20,000,000 under the Standby Equity Distribution Agreement. The following table illustrates the per-share dilution:

Assumed public offering price per share                                    $0.60
Net tangible book value per share before this offering            $0.02
Increase attributable to new investors                            $0.19
                                                                  -----
Net tangible book value per share after this offering                      $0.21
                                                                           -----
Dilution per share to new stockholders                                     $0.39
                                                                           =====

     The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

                                                    DILUTION
                                                    PER SHARE
         ASSUMED             NO. OF SHARES           TO NEW
      OFFERING PRICE          TO BE ISSUED          INVESTORS
     ---------------        ---------------        -----------
          $0.6000              33,333,334             $0.39
          $0.4500              44,444,445             $0.26
          $0.3000              60,000,000             $0.15
          $0.1500              60,000,000             $0.07

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

     The following discussion contains certain statements that may constitute forward-looking statements. Any statements that refer to expectations, projections or other characterization of future events or circumstances, and especially those which include variations of the words "believes," "intends," "estimates," "anticipates," "expects," "plans," or similar words or variations thereof, are likely to be forward-looking statements, and as such, are likely to concern matters involving risk, uncertainty, unpredictability and other factors that could materially and adversely affect the outcome or results indicated by or inferred from the statements themselves. Therefore, the reader is advised that the following discussion should be considered in light of the discussion of risks and other factors contained in this filing and in the Company's other filings with the Securities and Exchange Commission, and that no statements contained in the following discussion or in this filing should be construed as a guarantee or assurance of future performance or future results.

OVERVIEW

     Falcon Natural Gas Corp. was incorporated in Nevada as Countryside Review Inc. ("Countryside") on December 7, 2001. Our business plan was to develop an on-line equestrian lifestyle magazine for the amateur rider and horse owner by filling the gap between horse care and lifestyle considerations. We planned to sell advertising space on the magazine's web-site. Other than maintenance of a website, our current officers and directors are unaware of any past business operations regarding the on-line magazine. We did not generate any revenue from the on-line publishing business and has since discontinued such operations.

     On May 6, 2004, Countryside acquired 100% of the issued and outstanding shares of Falcon Natural Gas Corporation in a reverse merger transaction. The Company changed its name from Countryside Review Inc. to Falcon Natural Gas Corp. effective April 12, 2004, in contemplation of the acquisition of Falcon. As a result of the acquisition of Falcon, the Company came under the management of Massimiliano Pozzoni who was not familiar with on-line publishing. Mr. Pozzoni, whose experience is in the oil and gas industry rather than on-line publishing, changed our business focus. We are now engaged in natural gas exploration activities in St. Mary Parish, Louisiana and Starr County, Texas. The Company is in its exploration stage, as it has not generated any revenues from its planned natural gas exploration operations.

Falcon Natural Gas Corp. is a holding company for Falcon. Our business operations discussed herein are conducted by Falcon unless otherwise stated.
Except as expressly indicated or unless the context otherwise requires, the "Company," "we," "our," or "us" means Falcon Natural Gas Corp., a Nevada corporation, and its subsidiary.

CRITICAL  ACCOUNTING  POLICIES

     Our discussion and analysis of our financial condition and results of operations is based upon our audited financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policy affects our more significant judgments and estimates used in the preparation of our financial statements.

GOING  CONCERN

     In its report dated March 28, 2005, our auditors, Williams & Webster, P.S., expressed an opinion that there is substantial doubt about our ability to continue as a going concern. We have been in the exploration stage and have had no revenues since inception. For the period from March 1, 2004 (Inception) to December 31, 2004, we recorded a net loss of $5,511,069. As of December 31, 2004, we had deficit accumulated during the exploration stage of $5,511,069. The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence. Our continuation as a going concern is dependent upon future events, including the acquisition of more than $5.2 million of additional financing (discussed above) to drill a replacement well on the DB3 Prospect. If we are unable to continue as a going concern, you will lose your entire investment.

NEW  ACCOUNTING  PRONOUNCEMENTS

     In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards ("SFAS") No. 153 and SFAS No. 152. We believe the adoption of these statements will have no impact on our financial statements. Also in December 2004, the Financial Accounting Standards Board issued SFAS No. 123R, "Accounting for Stock Based Compensation." We have not yet determined the impact to our financial statements from the adoption of this statement. In November 2004, the Financial Accounting Standards Board issued SFAS No. 151, "Inventory Costs." As of December 31, 2004, we did not have any inventory and we believe the adoption of this statement will not have any immediate material impact on our financial statements. In May 2003, the Financial Accounting Standards Board issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity." We have determined that there was no impact from the adoption of these statements.

                                PLAN OF OPERATION

     We are in the exploration stage as a natural gas exploration company. As such, we have not realized any revenues from our planned operations. We are engaged in natural gas exploration activities in St. Mary Parish, Louisiana and the Wilcox, Lower Lopeno sands in Starr County, Texas.

     During 2004, we raised $2,539,428 from a combination of equity and debt financing. We estimate that we can satisfy our cash requirements for the next three months which does not take into account the costs for drilling wells or further exploration work on the Leased Property. The Company estimates that it needs to raise at least $360,000 to satisfy its cash requirements for an additional nine months, excluding the costs of drilling and lease exploration. We currently use approximately $40,000 of cash per month for general and administrative expenses such as investor relations, advisory services, Internet/web-hosting, officers and directors fees, office and general expenses, professional fees, travel and entertainment and rent and related expenses. We estimate that such uses of cash will continue throughout 2005. In addition, we spent $571,504 on lease exploration. As discussed below, we need more than $5.2 million for drilling. If we do not receive any additional financing, after the next three months, we will not be able to continue as a going concern, our business operations will fail and investors will lose their entire investment. As of a recent date, the Company has not executed assignment agreements with Argyle to transfer the interests in the Wyandotte Property or approximately 3,600 additional acres comprising the Starr County Property. The Company hopes to execute such assignment agreements in the near future, of which there can be no assurance.

     We obtained the services of independent contractors to complete two-dimensional geophysical studies of the Starr County Property and three-dimensional geophysical seismic studies on the Wyandotte Property. We plan to drill a replacement well on the DB3 Prospect. The DB3 Prospect is located on the Wyandotte Property. We need to raise more than $5.2 million of money to pay for drilling and completion of the replacement well. We plan to obtain the money for drilling from our financial arrangement with Cornell Capital Partners, which is subject to certain terms and conditions (including the effectiveness of this registration statement). The terms of the Company's financial arrangement with Cornell Capital Partners are discussed below in the sections entitled "Liquidity and Capital Resources" under the headings "Financing Provided By Cornell Capital Partners, LP", "Standby Equity Distribution Agreement" and "Fixed Convertible Debentures". We have also contracted with a financial advisory company to help the Company raise additional financing. Except for the financial arrangement with Cornell Capital Partners, we do not have any commitments or identified sources of additional capital from third parties or from its officers, directors or majority shareholders. Additional financing may not be available to the Company on favorable terms, if at all. In the event that we cannot obtain enough money to drill the replacement well on the DB3 Prospect, we intend to seek a drilling partner that could raise the money in exchange for part of our mineral interest. We may not raise additional capital or, if necessary, find a suitable drilling partner. We may not be successful in restructuring the financial arrangement with Cornell Capital Partners on terms that are acceptable to the Company. In addition, we may not be successful in obtaining an effective registration statement. We may not be able to produce commercial quantities of natural gas from a replacement well on the DB3 Prospect. If we cannot raise the money or find a suitable drilling partner, we will not be able to drill and our business will fail. Furthermore, the discovery of natural gas and the ability to produce it in commercial quantities is very speculative. Even assuming that we obtain the necessary financing for drilling, if we do not discover and produce commercial quantities of natural gas, we will not have any products or services to offer and our business could fail.

     We plan to drill the replacement well a few yards away from an existing well on the DB3 Prospect. We believe that we will have to drill the replacement well to a depth of at least 17,000 feet. We have estimated a dry hole cost of $4.34 million and a completed cost of $5.27 million.

     If we discover and can produce commercial quantities of natural gas that we can sell, we intend to use the proceeds to fund a second well on the DB3 Prospect to accelerate the recovery time of the natural gas reserves. Based on the Letter Agreement and the leases, we are entitled to receive a 70% net revenue interest. In addition, the Company plans to use the proceeds from production to fund additional exploration and drilling on the Leased Property. We will need between $2 million and $7 million of additional financing for each additional well that we desire to drill. We have not examined the title to the Leased Property.

     We do not expect to purchase or sell any plant or significant equipment during the next twelve months.

We have two full-time employees consisting of Fred B. Zaziski, our President and Chief Executive Officer, and Massimiliano Pozzoni, our Vice President of Business Development, Secretary and Treasurer (Principal Financial Officer). We do not expect significant changes in the number of employees during the next twelve months. We intend to use several contractors on an as-needed basis to conduct its operating activities. Messrs. Zaziski and Pozzoni will select and hire these contractors and manage and evaluate their work performance. Additionally, we have formed an advisory board with three experienced members, Alan Aitchison, our former Chief Executive Officer, Paul C. Kirkitelos and Daniel H. Tesfamicael. We established the advisory board in an effort to save cost by relying on the members rather than consultants in such areas as drilling, petroleum engineering, and capital raising efforts.

RESULTS  OF  OPERATIONS

     We are in the exploration stage and have not generated any revenues from our planned natural gas exploration operations. The acquisition of Falcon
Natural Gas Corporation is being accounted for as a reverse merger and recapitalization whereby Falcon, the operating company which was incorporated on March 1, 2004, is the continuing entity for all accounting purposes.

     MARCH  1,  2004  (INCEPTION)  TO  DECEMBER  31,  2004

     We had a loss from operations of $4,882,235 for the period from March 1, 2004 to December 31, 2004, consisting of advisory services of $3,833,790 (includes 2,500,000 shares of common stock issued to Davos Petroleum AG and valued at $1.42 per share), lease exploration expense of $571,504, officer and director fees of $136,977, professional fees of $135,386, investor relations expense of $115,750, rent and related expenses of $23,746, travel and entertainment of $22,779, Internet/ web-hosting expense of $20,227, office and general expenses of $15,937, and depreciation and amortization of $6,139.

     Total other expense for the period from March 1, 2004 to December 31, 2004 was $628,834, consisting of financing fees of $500,000 and interest expense of $129,854 that were offset by other income of $500 and interest income of $520.

     We had a net loss of $5,511,069 (or a basic and diluted net loss per share of $0.09) for the period from March 1, 2004 to December 31, 2004.

     As  of  December  31,  2004,  we  had an accumulated deficit of $5,511,069.

LIQUIDITY  AND  CAPITAL  RESOURCES

     As of December 31, 2004, we had total current assets of $164,227 consisting of cash and cash equivalents of $162,227 and accounts receivable of $2,000.

     As of December 31, 2004, we had total current liabilities of $162,478, consisting of a note payable of $140,000, accounts payable of $7,349, accrued liabilities of $6,959, interest payable of $4,854, a note payable to related party of $3,216, and an advance from shareholder of $100.

     We  had  net  working  capital  of  $1,749  at  December  31,  2004.

     Net cash used by operating activities was $1,018,253 for the period from March 1, 2004 to December 31, 2004, primarily due to a net loss of $5,511,069 which was primarily offset by an adjustment for common stock issued for services of $3,899,332, an adjustment for common stock issued for financing costs and charges of $500,000 and an adjustment for interest expense for beneficial conversion feature of $125,000.

     Net cash used by investing activities was $1,358,948 for the period from March 1, 2004 to December 31, 2004, due to the acquisition of oil and gas leases of $1,357,541 and the purchase of equipment of $4,088 that were offset by cash received through recapitalization and acquisition of $2,681.

     Net cash provided by financing activities was $2,539,428 for the period from March 1, 2004 to December 31, 2004, due to the issuance of common stock for cash of $2,031,928, proceeds from convertible debt of $367,500 and proceeds from notes payable of $140,000.

     We estimate that we can satisfy our cash requirements for the next three months which does not take into account the costs of drilling or further exploration work. We estimate that we need to raise at least $360,000 to satisfy our cash requirements for an additional nine months excluding the costs of drilling and lease exploration. We need to raise more than $5.2 million to drill the replacement well on the DB3 Prospect. During 2004, we raised $2,539,428 from a combination of equity and debt financing. We initially acquired our interest in the Starr County Property from Argyle for $288,000 consisting of $63,000 cash and the issuance of 900,000 shares of common stock valued at $0.25 per share. We acquired interests in additional oil and gas leases covering approximately 3,600 additional acres of land from Argyle for $640,000 as part of the Starr County Property. On August 2, 2004, we paid $204,655 to enter into a Letter Agreement to acquire the Wyandotte Property. The Company made two additional payments of $404,235 in August 2004 and $454,235 in October 2004, to Argyle, along with the issuance of 2,500,000 restricted shares of our common stock to Davos Petroleum AG in connection with the Letter Agreement. Pursuant to the Letter Agreement, Argyle is to exercise its options to acquire leases covering approximately 4,100 gross acres of land in St. Mary Parish, Louisiana, and assign a 100% working interest in such leases to the Company. In February 2005, we successfully bid $21,924 and acquired from the State of Louisiana a lease for oil and gas covering approximately 84 additional acres of land as part of the Wyandotte Property. We have not examined the title to the Leased Property. As of the filing of this registration statement, the Company has not executed assignment agreements with Argyle to transfer the interests in the Wyandotte Property or approximately 3,600 additional acres comprising the Starr County Property. The Company hopes to execute such assignment agreements in the near future, of which there can be no assurance.

     We will need between $2 million and $7 million for any additional wells that we decide to drill on the Leased Property. We entered into a Standby Equity Distribution with Cornell Capital Partners to fund drilling and further exploration. Pending the effectiveness of this registration statement covering the resale of our shares of common stock issuable to Cornell Capital Partners under the Standby Equity Distribution Agreement and $1,000,000 of convertible debentures which the Company issued to Cornell Capital Partners, Cornell Capital Partners is obligated to provide the Company with $20 million of additional financing. We need the additional capital from Cornell Capital Partners or another source to begin drilling on the DB3 Prospect. We have also engaged a financial advisory company to assist us in raising additional financing. Except for the commitment by Cornell Capital Partners, we do not have any commitments or identified sources of additional capital from third parties or from our officers, directors or majority shareholders. We may not be successful in obtaining an effective registration statement. Additional financing may not be available to us on favorable terms, if at all. If we are unable to raise the capital necessary to drill a replacement well on the DB3 Prospect, we may be forced to find a drilling partner in exchange for part of our mineral interest. We cannot raise the money or find a suitable drilling partner, we will not be able to drill and our business will fail. Furthermore, the discovery of natural gas and the ability to produce it in commercial quantities is very speculative. Even assuming that the Company obtains the necessary financing for drilling, if we do not discover and produce commercial quantities of natural gas, our business could fail. If we are unable to raise any additional financing or find a partner to provide financing, we will not be able to continue as a going concern for more than three months, and as a result, our business will fail and investors will lose their entire investment.

FINANCING  PROVIDED  BY  CORNELL  CAPITAL  PARTNERS,  LP

     Pending the effectiveness of this registration statement covering the resale of the Company's shares of common stock issuable to Cornell Capital Partners under the convertible debentures and the Standby Equity Distribution Agreement, and certain other limitations, Cornell Capital Partners is obligated to provide us with $20 million of additional financing. We need the additional capital from Cornell Capital Partners or another source to begin drilling on the DB3 Prospect. As discussed throughout this registration statement, if we are unable to obtain financing under the Standby Equity Distribution Agreement, our business could fail. Certain terms of the financing are set forth in the paragraphs below.

STANDBY  EQUITY  DISTRIBUTION  AGREEMENT

     On November 19, 2004, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. On April 19, 2005, the Company entered into a Termination Agreement with Cornell Capital Partners whereby the Standby Equity Distribution Agreement, dated November 19, 2004, and the related Registration Rights Agreement, Placement Agent Agreement and Escrow Agreement of even date therewith were terminated.

     Upon execution of the Termination Agreement, the Company entered into a new Standby Equity Distribution Agreement with Cornell on April 19, 2005. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 100% of the lowest volume weighted average price of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partner's obligation to purchase shares of the Company's common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company obtaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $712,500 per weekly advance (after taking into account Cornell Capital Partners' 5% retainage). We should be able to receive the entire $19,000,000 in gross proceeds, available under the Standby Equity Distribution Agreement, if we request a maximum advance of $712,500 every week for two years and our stock price does not fall below $0.3334 per share. If our stock price decreases below $0.3334 will have to register additional shares in another offering in order to receive the full amount of gross proceeds available under the Standby Equity Distribution Agreement. Our ability to receive cash advances under the Standby Equity Distribution Agreement is limited by the number of shares we have registered in this offering for resale.

FIXED  CONVERTIBLE  DEBENTURES

     Pursuant to a Securities Purchase Agreement entered into on November 19, 2004, Cornell purchased $1,000,000 of convertible debentures, which was disbursed as follows: (i) $500,000 on November 22, 2004 and (ii) the remaining $500,000 on January 27, 2005. The debentures were convertible at the holder's option any time up to maturity at a conversion price equal to the lower of (i) 120% of the closing bid price of the common stock on the date of the debentures or (ii) 80% of the lowest closing bid price of the common stock for the five trading days immediately preceding the conversion date. The debentures were secured by the assets of the Company. The debentures had a two-year term and accrued interest at 5% per year. Cornell Capital Partners received 10% of the gross proceeds of the convertible debentures. Source Capital received 7% of the first $500,000 disbursement and 7% of the second $500,000 disbursement.

     On April 19, 2005, the Company and Cornell Capital Partners terminated the Securities Purchase Agreement entered into on November 19, 2004, and the related Convertible Debentures, Security Agreement, Escrow Agreement, Investor Registration Rights Agreement and Irrevocable Transfer Agent Instructions of even date therewith were terminated.

     Upon execution of the Termination Agreement, the Company entered into a new Securities Purchase Agreement with Cornell Capital Partners on April 19, 2005. Pursuant to the Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,000,000. The debentures are convertible at Cornell Capital Partners' option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). If the full amount of the convertible debentures, or $1,000,000, is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). Assuming Cornell Capital Partners had converted the $1,000,000 in convertible debentures into 1,666,667 shares of common stock at the Fixed Price on December 31, 2004, this would represent an immediate dilution to new stockholders of $0.56 per share. The debentures are secured by the assets of the Company. The debentures have a two-year term and accrue interest at 5% per year. After the earlier to occur of
a) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or b) August 1, 2005, if the closing bid price of the Company's Common Stock, as quoted by Bloomberg, LP, is less than the Fixed Price, Cornell Capital Partners at its sole option can elect cash repayment of the debentures by requiring the Company to make 5 payments of $200,000, plus outstanding and accrued interest. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Falcon or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash, this could have a dilutive impact on our stockholders and could cause our stock price to decline. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price. We are registering 1,666,667 shares of common stock under this prospectus under the convertible debentures.

On April 19, 2005, in connection with the Termination Agreement and the execution of the new Securities Purchase Agreement, the Company issued a warrant to Cornell Capital Partners to purchase 1,000,000 shares of the Company's common stock. The he warrants have an exercise price equal to $0.60 per share. The warrants expire on April 19, 2007.

                             DESCRIPTION OF BUSINESS

BUSINESS  DEVELOPMENT  AND  RECENT  EVENTS

     Falcon  Natural  Gas  Corp.  (the  "Company") was incorporated in Nevada as
Countryside Review Inc. ("Countryside") on December 7, 2001. The Company's business plan was to develop an on-line equestrian lifestyle magazine for the amateur rider and horse owner by filling the gap between horse care and lifestyle considerations. The Company planned to sell advertising space on the magazine's web-site. The Company did not generate any revenue from this business. Other than maintenance of a website, the Company's current officers and directors are unaware of any past business operations regarding the on-line magazine. The Company changed its name from Countryside Review Inc. to Falcon Natural Gas Corp. effective April 12, 2004, in contemplation of the acquisition of Falcon Natural Gas Corporation ("Falcon") which did not occur until May 6, 2004, as discussed below. As a result of the acquisition of Falcon, the Company came under the management of Massimiliano Pozzoni who was not familiar with on-line publishing. Mr. Pozzoni, whose experience is in the oil and gas industry, changed the Company's business focus. The Company is now engaged in natural gas exploration activities in St. Mary Parish, Louisiana and Starr County, Texas.

     On March 22, 2004, Massimiliano Pozzoni, currently a Director of the Company and the Company's Vice President of Business Development, Secretary and Treasurer, acquired an aggregate of 20,000,000 shares of common stock of the Company in exchange for $500,000 pursuant to three Stock Purchase Agreements with the following former directors and officers of the Company: Doug Berry, Bernadette Berry and Lisa Zumpano. On the next day, Mr. Pozzoni returned 5,000,000 shares of the common stock to the Company in contemplation of the acquisition of Falcon. Pursuant to an action by the Company's board of directors, the shares that were returned by Mr. Pozzoni were subsequently cancelled, returned to treasury and then retired and restored to the status of authorized and unissued. As a result of these transactions, Mr. Pozzoni, who owned 15,000,000 shares (or 33.3%) of common stock of the Company immediately thereafter, exercised significant influence over the Company.

     On April 12, 2004, the Company completed a 5:1 forward stock split (the "Forward Split") of its issued and outstanding common stock. The effect of the Forward Split has been retroactively reflected in this filing unless otherwise stated.

     On May 6, 2004, the Company acquired 100% of the issued and outstanding shares of Falcon in exchange for 20,900,000 shares of the Company's common stock (the "Exchange" or the "Acquisition"). Mr. Pozzoni, who owned approximately 22.8% of, and continued to exercise significant influence over the Company immediately after the Acquisition, became the Company's sole Director, President, Secretary and Treasurer. Mr. Pozzoni was also serving in these capacities for Falcon at the time of the Acquisition. The Exchange was accounted for as a reverse merger and recapitalization whereby the operating company, Falcon, is the continuing entity for all accounting purposes.

     The Company is a holding company for Falcon. The business operations of the Company discussed herein were conducted by Falcon unless otherwise stated. Except as expressly indicated or unless the context otherwise requires, the "Company," "we," "our," or "us" means Falcon Natural Gas Corp., a Nevada corporation, and its subsidiary.

     Prior to the Exchange, Falcon acquired from Argyle Energy, Inc. ("Argyle") oil and gas leases that entitle Falcon to a 100% working interest and a 70% net revenue interest in five tracts of land consisting of an aggregate of approximately 800 acres located in Starr County, Texas (the "Starr County Property"). We filed the assignment agreement for these leases as an exhibit to our Form 10-QSB filed with the SEC on August 23, 2004. These leases are in the process of being transferred to Falcon. To acquire this interest, Falcon paid
$63,000 cash and issued 900,000 shares of Falcon's common stock to Argyle. Argyle subsequently exchanged the shares for 900,000 shares of the Company's common stock valued of $225,000 (or $0.25 per share) in connection with the Acquisition. The Starr County Property is in close proximity to the Bob West gas field located in the Southeastern part of the State of Texas. The Company paid $640,000 to Argyle for a 100% working interest and a 70% net revenue interest in additional oil and gas leases covering approximately 3,600 additional acres of land as part of the Starr County Property. As of the dated of this filing, the Company has not executed assignment agreements with Argyle to transfer the interests in the additional acres. The Company hopes to execute such assignment agreements in the near future, of which there can be no assurance.

     Prior to the Exchange, Falcon entered into a Letter Agreement with Argyle to acquire various oil, gas and mineral leases located in St. Mary Parish, Louisiana and, contemporaneously therewith, paid $204,655 to Argyle in consideration for Argyle presenting geological ideas and concepts to Falcon. Argyle had contracted for options to acquire such leases which covered approximately 7,442 acres of land in St. Mary Parish, Louisiana. The options were subject to landowner royalties and overriding royalties equal to 30%, such that the net revenue interest attributable to any working interest in such leases would be 70%. The Letter Agreement provided that Falcon would make two
(2) additional payments of $404,235 and $454,235 to Argyle in order that Argyle could exercise its options, acquire leases covering approximately 4,100 gross acres of land in St. Mary Parish, Louisiana, and assign a 100% working interest in such leases to Falcon. As of December 31, 2004, the additional payments had been made to Argyle. However, as of the date of this filing, Falcon has not executed assignment agreements to transfer the interests. Falcon hopes to execute such assignment agreements in the near future, of which there can be no assurance. For purposes of this filing, the Company refers to the 100% working interest and the 70% net revenue interest in oil, gas and mineral leases that it will receive from Argyle covering the acreage of land located in St. Mary Parish, Louisiana as the "Wyandotte Property". The Company issued 2,500,000 restricted shares of the Company's common stock to Davos Petroleum AG ("Davos") for Davos' services in structuring the transaction with Argyle regarding the Wyandotte Property. In February 2005, Falcon successfully bid $21,924 and acquired an oil and gas lease from the State of Louisiana covering approximately 84 additional acres of land as part of the Wyandotte Property.

     The Starr County Property and the Wyandotte Property are collectively referred to as the "Leased Property."

CHANGES  IN  MANAGEMENT  DURING  2004

     In connection with the Acquisition, Mr. Pozzoni became the Company's sole Director, President, Secretary and Treasurer. On June 1, 2004, Alan Aitchison took over as President, Secretary and Treasurer and also became a Director of the Company and the Company's Chief Executive Officer. Mr. Pozzoni transferred 10,000,000 shares of common stock to Mr. Aitchison as an incentive for Mr. Aitchison to accept these positions and with the expectation that Mr. Aitchison would provide the Company with substantial services in these capacities over an extended period of time. On October 25, 2004, Alan Aitchison resigned from these positions for personal reasons and to pursue international opportunities in the oil and gas industry. Although Mr. Aitchison never entered into an employment agreement with the Company, he received the 10,000,000 shares based on Mr. Pozzoni's expectations. Mr. Aitchison only served the Company for five (5) months. Accordingly, it was not equitable for him to retain all 10,000,000 shares. In consideration of the Company accepting Mr. Aitchison's resignation, Mr. Aitchison returned 9,000,000 of the 10,000,000 shares of common stock. Pursuant to an action by the Company's board of directors, the shares that were returned by Mr. Aitchison were subsequently cancelled, returned to treasury and then retired and restored to the status of authorized and unissued. Mr. Aitchison currently serves as a member of the Company's advisory board, but has not received any additional compensation from the Company for such services. As a result of the transfer of shares to Mr. Aitchison and the subsequent cancellation of shares, Mr. Pozzoni who owns 5,000,000 shares (or 8.03%) of the Company's issued and outstanding common stock is the Company's largest shareholder as of April 27, 2005.

     On October 27, 2004, the Company's board of directors appointed Fred B. Zaziski as President, Chief Executive Officer and Director and reappointed Mr.
Pozzoni as Secretary and Treasurer. Mr. Zaziski and the Company entered into a one-year, renewable employment agreement pursuant to which Mr. Zaziski serves the Company in the capacities to which he was appointed. The employment agreement provides for annual compensation of $132,000. Rather than issuing shares of the Company's common stock to Mr. Zaziski when he accepted his positions, the employment agreement also provides for additional consideration of 1,000,000 restricted shares at the end of each of the twelve-month periods (up to an aggregate of 5,000,000 restricted shares) immediately following
October  27,  2004,  for  which  Mr.  Zaziski  is  employed  by  the  Company.

PRINCIPAL  PRODUCTS  AND  SERVICES

     The Company is in the exploration stage and does not currently offer any products or services for sale. If, after exploration and drilling, the Company determines that there are commercial quantities of natural gas on the Leased Property, the Company plans to produce the natural gas and sell it at the wellhead.

     The Company needs to raise a significant amount of money to pay for drilling, and if the Company cannot raise the money or find a drilling partner that can raise the money, the Company will not be able to drill and its business will fail. Furthermore, the discovery of natural gas and the ability to produce it in commercial quantities is very speculative. Even assuming that the Company obtains the necessary financing for drilling, if the Company does not discover and produce commercial quantities of natural gas, it will not have any products or services to offer and its business could fail.

COMPETITIVE  BUSINESS  CONDITIONS  AFFECTING  THE  COMPANY

     The natural gas industry is very competitive, particularly with respect to the acquisition of drilling rigs and natural gas exploration services from independent contractors in the Company's case. Natural gas prices are at a 10-year high. The price of natural gas is affected by continuous shifts in supply and demand. Natural gas is becoming the preferred source of energy over fossil fuels because it is an environmentally friendlier source of energy. The demand for natural gas is increasing and whether or not their will be an adequate supply is very uncertain. Numerous well-established companies are focusing significant resources on exploration; however, the Company does not expect that the price of natural gas will drop in the near future. These Companies may be able to compete more effectively than the Company. Due to these factors, the Company expects competition to intensify in the natural gas industry in general and for the acquisition of drilling rigs and natural gas exploration services from independent contractors.

     In an effort to achieve operating efficiency, the Company relies on independent contractors to assist in conducting its operations. For example, the Company has relied on various independent contractors to provide technical, geological, geophysical and financial reports on the Leased Property. The
Company engaged Stokes & Spiehler ("Stokes"), a petroleum engineering and consulting firm, to provide engineering support in preparation for drilling on the DB3 Prospect. Because of the current high energy prices, lead times necessary to acquire drilling rigs or the services of independent contractors in the industry are high. The Company is negotiating with an independent contractor to be the operator and conduct drilling on the DB3 Prospect. However, as the competition in the natural gas industry intensifies, it will be harder for the Company to obtain a drilling rig or the services of independent contractors to conduct its operations. As a result, the Company may not be able to compete successfully and competitive pressures may adversely affect the Company's business, results of operations and financial condition.

PATENTS,  TRADEMARKS  &  LICENSES

     The Company does not own any patents, trademarks, copyrights or other forms of intellectual property. The Company is currently defending a trademark infringement lawsuit regarding the use of the term "Falcon Natural Gas" as a corporate name and service mark in connection with the promotion, advertising, offer, and sale of services. The Company is also defending a lawsuit that includes an allegation of unauthorized misuse of the names "Halliburton,"
"Halliburton  Company,"  and  "a  Halliburton  Company."

NEED  FOR  GOVERNMENTAL  APPROVAL  AND  THE  EFFECTS  OF  REGULATIONS

     The Company will be subject to various laws and regulations of the United States, the State of Texas, the State of Louisiana and the municipalities in which it operates that govern the exploration, development and production of natural gas. The Company is in the process of determining the nature, extent and effects of such laws and regulations. The Texas Railroad Commission determines all procedures and regulations that concern oil and gas exploration and production activities in the State of Texas. The same role is fulfilled in Louisiana by the Louisiana Department of Natural Resources. The Company will have to abide and follow the procedures established by the above entities.

RESEARCH  &  DEVELOPMENT  OVER  THE  PAST  TWO  YEARS

     Falcon has not performed any research and development since inception on March 1, 2004. The Company has spent approximately an aggregate of $150,000 on geological and economical evaluations of the Leased Property. The Company has not examined the title to the Leased Property.

EMPLOYEES

     The Company has 2 employees consisting of Fred B. Zaziski, our President and Chief Executive Officer, and Massimiliano Pozzoni, our Vice President of Business Development, Secretary, Treasurer and Principal Financial Officer. Mr. Zaziski and Mr. Pozzoni are employed on a full-time basis. Mr. Pozzoni is also the Chief Executive Officer and a Director of Gulf Coast Oil & Gas Inc. ("Gulf Coast"), formerly Otish Mountain Diamond Company, a publicly traded company in the U.S. Mr. Pozzoni works over 40 hours per week for the Company and approximately 5 hours per week for Gulf Coast.

     The Company intends to use several independent contractors on an as-needed basis to conduct its operating activities. Messrs. Zaziski and Pozzoni will select and hire these independent contractors and manage and evaluate their work performance. The Company has used various independent contractors to provide technical, geological, geophysical and financial reports on the Leased Property. The Company engaged Stokes to provide engineering support in preparation for drilling on the DB3 Prospect. The Company is negotiating with an independent contractor to be the operator and conduct drilling on the DB3 Prospect.

     There are no collective bargaining contracts covering any of our employees. We believe our relationship with our employees is satisfactory. We believe our relationship with our independent contractors is also satisfactory; however, Landmark filed a lawsuit against us.

SERVICE  CONTRACTS

     On June 14, 2004, the Company entered into a one-year contract with CCG Investor Relations ("CCG") for investor relations services. The terms of the contract include a retainer of $5,000 per month plus any out-of-pocket expenses, and 50,000 restricted shares of the Company's common stock.

     On August 2, 2004, the Company entered into the Letter Agreement with Argyle regarding the Wyandotte Property, the details of which are discussed above under the heading "Business Development and Recent Events."

     On August 2, 2004, the Company entered into a business consultant agreement with Search4.Com, Inc. The Company paid $15,000 to the consultant for work performed in accordance with the agreement. Pursuant to the agreement, the consultant was to schedule a Road Show for the Company with financial professionals. In addition, the Company agreed to pay the consultant 7.5% in cash and 10% in warrants for any financing monies raised by the Company from individuals or firms that the Company might have met through the Road Show. The agreement was terminated in October 2004 without any financing monies being raised by the consultant. The contract will not be extended.

     On  August  9,  2004,  the  Company  entered  into an agreement with Source
Capital Group, Inc. ("Source Capital") for financial advisory services. The agreement extended though January 1, 2005, and thereafter has been automatically renewed on a month-to-month basis. The agreement may be cancelled in writing by either party. The terms of the agreement include compensation of 2% cash and 2% warrants on all monies raised other than money raised overseas and payment of a retainer in the amount of $5,000. Source Capital was instrumental in the raising of funds related to Cornell Capital Partners, LP and new terms related to the agreement were renegotiated. Under the new terms of the agreement, Source Capital received 7% (or $70,000) of the $1,000,000 of financing provided to the Company by Cornell Capital Partners under the now-terminated Securities Purchase Agreement.

     On November 24, 2004, the Company entered into an unsecured loan agreement with Blue Mint Exploration in the amount of $140,000 for a term of six months terminating May 25, 2005. The loan bears interest at 12% per annum to be paid at the maturity of the loan agreement.

     The Company receives technical, geological, geophysical, financial and other advice regarding the Company's natural gas exploration operations from various independent contractors. The Company uses these independent contractors on an as-needed basis and has not entered into formal contracts for their services.

PROPERTIES

     CORPORATE  HEADQUARTERS

     The Company leases approximately 250 square feet of office space for its corporate headquarters in Houston, Texas pursuant to a one year lease that was renewed in April 2005. The Company pays between $1,200 and $1,500 per month depending on the costs of variable services such as postage, shipping and telephone usage.

     WYANDOTTE  PROPERTY  -  CERTAIN  ASSIGNMENT  AGREEMENTS  PENDING

     We entered into a Letter Agreement with Argyle to acquire various oil, gas and mineral leases located in St. Mary Parish, Louisiana, and, contemporaneously therewith, paid $204,655 to Argyle in consideration for Argyle presenting geological ideas and concepts to us. Argyle had contracted for options to acquire such leases which covered approximately 7,442 acres of land St. Mary Parish, Louisiana. The options were subject to landowner royalties and overriding royalties equal to 30%, such that the net revenue interest attributable to any working interest in such leases would be 70%. The Letter Agreement provided that we would make two additional payments of $404,235 and $454,235 to Argyle in order that Argyle could exercise its options, acquire leases covering approximately 4,100 gross acres of land in St. Mary Parish, Louisiana, and assign a 100% working interest in such leases to us. We have made the additional payments to Argyle. However, we have not executed assignment agreements to transfer the interests. We hope to execute such assignment agreements in the near future, of which there can be no assurance. We issued 2,500,000 restricted shares of our common stock to Davos for Davos' services in putting together the deal with Argyle regarding the Wyandotte Property. In February 2005, we successfully bid $21,924 and acquired from the State of Louisiana a lease for oil and gas covering approximately 84 additional acres of land as part of the Wyandotte Property. The Wyandotte Property consists of three prospects which we refer to as DB3, Criss A and Marg 3. We obtained the services of an independent contractor to complete three- dimensional geophysical seismic studies on the Wyandotte Property. We are not aware of any production on the Wyandotte Property in the last three years. There are currently no productive wells or proven reserves on the acreage. All of the land is undeveloped. We have not commenced any drilling on the land at present and will not do so until we raise significant additional capital. We have not examined the title to the Wyandotte Property.

     STARR  COUNTRY  PROPERTY  -  CERTAIN  ASSIGNMENT  AGREEMENTS  PENDING

     We are in the process of trying to acquire from Argyle oil and gas leases that entitle us to a 100% working interest and a 70% net revenue interest an aggregate of approximately 4,400 gross acres and approximately 2,900 net acres of land located in Starr County, Texas. The Starr County Property is in close proximity to the Bob West gas field located in the Southeastern part of the State of Texas. We paid $63,000 and issued 900,000 restricted shares of common stock valued at $225,000 to Argyle for an interest in approximately 800 of the acres. We filed the assignment agreement for these leases as an exhibit to our Form 10-QSB filed with the SEC on August 23, 2004. These leases are in the process of being transferred from Argyle to us. We paid $640,000 to Argyle for an interest in the remaining acreage. As of the date of this filing, we have not executed assignment agreements with Argyle to transfer the interests in the remaining acreage. We hope to execute such assignment agreements in the near future, of which there can be no assurance. We obtained the services of an independent contractor complete two-dimensional geophysical studies of the acreage. We are not aware of any production on the Starr County Property in the last three years. There are currently no productive wells or proven reserves on the acreage. All of the land is undeveloped. We have not commenced any drilling on the land at present and do not have any current plans for drilling. We have not examined the title to the Starr County Property.

     The Company believes that its property is suitable for the Company's current and projected needs.

LEGAL  PROCEEDINGS

     On October 8, 2004, Landmark Graphics Corporation, Halliburton Company, and Halliburton Energy Services, Inc. (collectively "Landmark") filed a lawsuit against Falcon Natural Gas Corporation in the 125th District Court of Harris
County,  Texas.  The  case  is styled Landmark Graphics Corporation, Halliburton
                                      ------------------------------------------
Company,  and  Halliburton  Energy  Services,  Inc.  v.  Falcon  Natural  Gas
-----------------------------------------------------------------------------
Corporation,  Cause  Number,  2004-56842. The Company issued a press release and
-----------
posted on the Company's website a report prepared by Landmark (the "Report"), which Landmark claims was in violation of an agreement between Landmark and the Company. The Company issued a corrective press release and removed the Report from its website. Landmark claims that Falcon Natural Gas Corporation breached its agreement with Landmark by engaging MS Corporate Communications d/b/a Michael Williams Market Movers ("Market Movers") to create and distribute an advertisement (the "Advertisement") that quotes from and paraphrases portions of the Report and repeatedly refers to the Report as a report of "Halliburton," "Halliburton Company," and "a Halliburton Company." Landmark is claiming breach of contract and injury to its business reputation and trade names and marks. Landmark is seeking unspecified damages, reasonable attorneys' fees, court costs, and injunctive relief. The Company has generally denied the allegations of Landmark. Landmark has agreed that if, after discovery, it finds that there is no basis for a claim that the Company had knowledge of, or was involved with, the commissioning or financing of the Advertisement, Landmark will dismiss Falcon Natural Gas Corporation from the lawsuit. Landmark has scheduled a hearing in May 2005, in New York for purposes of obtaining discovery from Market Movers.

     On November 3, 2004, Falcon Gas Storage Company, Inc. ("Falcon Gas"), an unaffiliated company with its principal place of business in Houston, Texas, filed a lawsuit against the Company in the United States District Court, Southern District of Texas, Houston Division. The case is styled Falcon Gas Storage Company, Inc. v. Falcon Natural Gas Corp., Case Number H-04-4231. Falcon Gas is alleging trademark infringement and unfair competition arising from the Company's use of the term "Falcon Natural Gas" as a corporate name and service mark in connection with the promotion, advertising, offer, and sale of services which Falcon Gas claims are substantially similar to the services offered by Falcon Gas. Falcon Gas alleges that it is a leading developer of market-area high-deliverability, multi-cycle natural gas storage facilities. Falcon Gas is seeking injunctive relief as well as unspecified damages and payments to the Company of profits, gains, and advantages resulting from the alleged activities, reasonable attorneys' fees, and court costs. The Company is currently seeking to enter into a settlement agreement with Falcon Gas which would result in neither company paying monetary damages.

     In the ordinary course of our business, we may from time to time become subject to routine litigation or administrative proceedings which are incidental to our business.

     The Company is not aware of any proceeding to which any of its directors, officers, affiliates or security holders is a party adverse to the Company or has a material interest adverse to the Company.

                                   MANAGEMENT

OFFICERS  AND  DIRECTORS

     The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to Falcon.

NAME                    AGE     TITLE
----                    ---     -----

Fred B. Zaziski          52     Chief Executive Officer, President and Director

Massimiliano Pozzoni     29     Vice President of Business Development,
                                Secretary and Treasurer
                                (Principal Accounting Officer)

     Certain biographical information of our directors and officers is set forth below.

FRED  B.  ZAZISKI

     Mr. Zaziski has served as our Chief Executive Officer and President, and as a member of our board of directors since October 2004. From August 1999 to October 2004, Mr. Zaziski served as Chief Operations Officer for ComOxy, a Houston-based firm specializing in up-stream and down-stream project management with an emphasis on refinery and drilling operations. In this capacity, Mr. Zaziski directed operations and project management teams, developed and implemented policies and procedures, directed all phases of the budget, identified new business opportunities and served as the initial contact with joint venture companies. Mr. Zaziski has over 26 years in the oil and gas industry. Mr. Zaziski has also worked in Saudi Arabia for National Petroleum Technology Company and in Manama, Bahrain, Saudi Arabia, Cairo and North and West Africa for Halliburton Energy Services. He has over 26 years of experience in the oil and gas industry. Mr. Zaziski received an MBA from the University of Cairo and a degree in Petroleum Engineering from Pennsylvania State. Mr. Zaziski is a member of the Society of Petroleum Engineers and the American Society of Mechanical Engineers.

MASSIMILIANO  POZZONI

     Mr. Pozzoni reassumed the positions as our Secretary and Treasurer (Principal Financial Officer) in October 2004. He has served as our Vice President of Business Development since April 2004. He has served as a Director of the Company since March 2004. Mr. Pozzoni previously served the Company from March 2004 to June 2004 as the sole Director and the President, Chief Executive Officer, Secretary and Treasurer (Principal Financial Officer). In June 2004, he resigned as the Company's President, Chief Executive Officer, Treasurer and Secretary but continued to serve as a Director and as Vice President of Business Development. Since November 2003, Mr. Pozzoni has also served as the Chief Executive Officer and Director of Gulf Coast Oil & Gas Inc., formerly Otish Mountain Diamond Company, a reporting company. From August 2003 to October 2003, Mr. Pozzoni was in negotiations for his position with Gulf Coast after receiving his MBA. From September 2001 to July 2003, Mr. Pozzoni attended London Business School on a full-time basis. From June 2002 to August 2002, Mr. Pozzoni worked as a Summer Associate at Lehman Brothers Inc. From July 2001 to August 2001, Mr. Pozzoni took time off prior to entering graduate school. From June 1998 to June 2001, Mr. Pozzoni worked as an engineer at Schlumberger Oilfield Services. Mr. Pozzoni received a Bachelor degree in International Business in 1998 from the University of Kansas and an MBA degree from the London Business School in 2003. There are no family relationships among our executive officers and directors. We are not aware of the occurrence during the last five years of any events described in Item 401(d) (involvement in certain legal proceedings) of Regulation S-B under the Securities Act regarding our executive officers and directors.

EMPLOYMENT  AGREEMENTS

     Mr. Zaziski and the Company entered into a one-year employment contract pursuant to which Mr. Zaziski serves as our President, Chief Executive Officer and as a Director, effective October 27, 2004. The employment agreement is renewable upon the mutual written consent of the parties within thirty (30) days of the ending date of the agreement. Mr. Zaziski will receive $132,000 per year as well as five weeks of paid vacation. Mr. Zaziski will receive as additional consideration of 1,000,000 restricted shares of the Company's common stock at the end of each of the twelve-month periods (up to an aggregate of 5,000,000 restricted shares) immediately following October 27, 2004 for which he is employed by the Company. In the event that Mr. Zaziski's employment terminates prior to the end of such twelve-month period, his rights in the number of shares that would otherwise be payable at the end of such twelve-month period multiplied by the ratio which the number of months in such twelve-month period that Mr. Zaziski was employed by the Company bears to twelve (12) shall immediately and fully vest and shall be transferable by Mr. Zaziski as of the date his employment terminates. In the event that Mr. Zaziski dies during the twelve-month period immediately following October 27, 2004, his right to 1,000,000 restricted shares shall immediately vest and shall be payable to his spouse. In the event of a consolidation or merger or sale of all or substantially all of our assets, we are otherwise acquired or there is a change of control of the Company, or in the event of liquidation of the Company, so much of the 5,000,000 restricted shares that have not been issued to Mr. Zaziski shall immediately vest and shall also be transferable by Mr. Zaziski immediately prior to such acquisition or liquidation. Mr. Zaziski may terminate his employment for "good reason" by giving the Company ten (10) days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company or a change in his reporting responsibilities or titles as in effect as of October 27, 2004; (ii) his compensation is reduced; or (iii) the Company does not pay any material amount of compensation due under the employment agreement and then fails either to pay such amount within the ten
(10) day notice period required for termination or to contest in good faith such notice. The Company may also terminate the employment agreement. In the event of termination for good reason by Mr. Zaziski or without cause by the Company, the Company is obligated to pay Mr. Zaziski a severance payment of $33,000, in addition to all payments of salary earned by Mr. Zaziski through such date of termination in one lump sum payment.

     Mr. Pozzoni and the Company entered into a one-year employment agreement pursuant to which Mr. Pozzoni serves as the Company's Vice President of Business Development and as a Director effective April 1, 2004. The employment agreement is renewable upon the mutual written consent of the parties. Mr. Pozzoni receives $90,000 per year as well as five weeks of paid vacation. Mr. Pozzoni may terminate his employment for "good reason" by giving the Company ten (10) days written notice if: (i) he is assigned, without his express written consent, any duties materially inconsistent with his positions, duties, responsibilities, or status with the Company or a change in his reporting responsibilities or titles as in effect as of April 1, 2004; (ii) his compensation is reduced; or
(iii) the Company does not pay any material amount of compensation due under the employment agreement and then fails either to pay such amount within the ten
(10) day notice period required for termination or to contest in good faith such notice. The Company may also terminate the employment agreement. In the event of termination for good reason by Mr. Pozzoni or without cause by the Company, the Company is obligated to pay Mr. Pozzoni a severance payment of $22,500 in addition to all payments of salary earned by Mr. Pozzoni through such date of termination in one lump sum payment.

ADVISORY  BOARD

     The Company formed an advisory board in September 2004 consisting of three members: Alan Aitchison, the Company's former Chief Executive Officer, Daniel H. Tesfamicael and. Paul C. Kirkitelos. The members of the advisory board are not directors of the Company and do not vote at meetings of the Company's Board of Directors. The Company established the advisory board in an effort to save cost by relying on the members rather than consultants in such areas as drilling, petroleum engineering, and capital raising efforts. Mr. Tesfamicael and Mr. Kirkitelos each received 100,000 shares of restricted common stock from the Company for their services on the advisory board. The shares issued to Mr. Tesfamicael and Mr. Kirkitelos were valued at $1.32 and $1.34 per share, respectively. Mr. Aitchison has not received separate compensation for his services on the advisory board; however, he does hold 1,000,000 restricted shares of the Company's common stock that he retained after tendering his resignation as a Director and executive officer of the Company and joining the advisory board.

     We are not aware of the occurrence during the last five years of any events described in Item 401(d) (involvement in certain legal proceedings) of Regulation S-B under the Securities Act regarding our advisory board members.

     Certain biographical information of our advisory board members is set forth below.

ALAN  AITCHISON

     Mr. Aitchison has worked for large multinational companies such as British Petroleum Exploration, Petrobas, and Schlumberger, as well as the small independent, Lasmo Oil. Until recently, Mr. Aitchison worked in Columbia for Schlumberger Oilfield Services as a Projects Business Development Manager, where he developed major asset management projects for operators in Peru, Columbia and Ecuador. Mr. Aitchison holds a BSc with honors in Chemical Engineering from Loughborough University of Science and Technology, as well as a diploma in Industrial Studies.

PAUL  C.  KIRKITELOS

     Mr. Kirkitelos is a co-founder of Rabbitt Capital Management, LLC, a hedge fund firm based in Los Angeles, California and is currently serving as its Chief Operating Officer. Prior to that, he co-founded Web Event Broadcasting and held the position of the company's Chief Financial Officer. Mr. Kirkitelos also served a Senior Associate with McKinsey & Company, Inc., where he was involved in financial modeling and planning, assessment of best business practices and development of growth strategies. Mr. Kirkitelos holds a PH.D., Engineering Physics, from the University of Virginia, Charlottesville, and a Master of Science, Engineering Physics, from the same university. He also earned a Bachelor of Science from Worcester Polytechnic Institute.

DANIEL  H.  TESFAMICAEL

     Mr. Tesfamicael joined Schlumberger Oilfield Services in 1998. During his tenure at Schlumberger, Mr. Tesfamicael held a position of Artificial Lift Application Engineer. He design drilling equipment and managed numerous projects by supervising and planning their schedules, costs, procurement and quality assurance.

TERM  OF  OFFICE

     The Directors of the Company are appointed for a period of one year or until such time as their replacements have been elected by the shareholders. The officers of the Company are appointed by our board of directors and hold office until they are removed by the board.

AUDIT  COMMITTEE

     The Company does not have a standing audit committee, an audit committee financial expert, or any committee or person performing a similar function. The Company currently has limited working capital and no revenues. The Company's financial statements are currently relatively simple. Management does not believe that it would be in the best interests at this time to retain independent directors to sit on an audit committee. If the Company is able to raise sufficient financing in the future, then the Company will likely seek out and retain independent directors and form an audit committee and other committees.

CODE  OF  ETHICS

     The Company has adopted an Amended Code of Ethics that applies to the Company's principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

EXECUTIVE  COMPENSATION

     SUMMARY  COMPENSATION  TABLE

     The following table shows, for the year 2004, compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its other most highly compensated management employee at April 27, 2005 in all capacities.


                                               ANNUAL COMPENSATION(1)            LONG TERM COMPENSATION (2)
                                        -------------------------------------   ---------------------------
                                                                                   AWARDS
                                                                                   ------
                                                                                                 SECURITIES
                                                                                  RESTRICTED     UNDERLYING
                                                                                    STOCK       OPTIONS/SARS
                                                     SALARY           BONUS         AWARD(S)
NAME AND PRINCIPAL POSITION               YEAR         ($)             ($)            ($)           (#)
---------------------------             -------     ----------      ---------     ----------    ------------
Fred B. Zaziski,
Chief Executive Officer,
President and Director                     2004     $132,000(3)            --             --              --

Massimiliano Pozzoni,
Vice President of Business Development,
Secretary, Treasurer (Principal
Financial Officer), Director,
and Former Chief Executive Officer         2004      $90,000(4)            --             --              --

Alan Aitchison,
Former Chief Executive Officer             2004      $60,000               --           90(5)             --


(1) Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.
(2) There are no stock option, retirement, pension, or profit sharing plans for the benefit of our officers and directors.
(3) Represents yearly salary and is not prorated. Mr. Zaziski received $16,133 of cash compensation during 2004 pursuant to his employment agreement which became effective on October 27, 2004.
(4) Represents yearly salary and is not prorated. Mr. Pozzoni received $60,000 of cash compensation during 2004 pursuant to his employment agreement which became effective on April 1, 2004.
(5) Mr. Aitchison received 10,000,000 shares of Common Stock from Mr. Pozzoni as an incentive for Mr. Aitchison to take Mr. Pozzoni's place as the President, Chief Executive Officer, Secretary and Treasurer of the Company for an extended period of time. Mr. Aitchison only served five (5) months. In consideration for the Company accepting Mr. Aitchison's resignation, he returned 9,000,000 shares to the Company for cancellation. Mr. Aitchison currently serves on the Company's advisory board, but has not received any separate compensation from the Company for such service.


FISCAL YEARS 2002, 2003 AND 2004

     No salaries were paid during 2002, 2003 and 2004 to the prior employees of the Company.

                             PRINCIPAL STOCKHOLDERS

     The following table presents certain information regarding the beneficial ownership of all shares of common stock at April 27, 2005 for each executive officer and director of our Company and for each person known to us who owns beneficially more than 5% of the outstanding shares of our common stock. The percentage ownership shown in such table is based upon the 62,262,000 common shares issued and outstanding at April 27, 2005. Also included is beneficial ownership on a fully diluted basis showing all authorized, but unissued, shares of our common stock at April 27, 2005 as issued and outstanding. Unless otherwise indicated, each person has sole voting and investment power over such shares.

                                                               COMMON STOCK
                                                             BENEFICIALLY OWNED
                                                           ---------------------
NAME AND ADDRESS                                             NUMBER      PERCENT
----------------                                           ----------   --------

Massimiliano Pozzoni
Westchase Center
2500 City West Boulevard, Suite 300
Houston, Texas 77042                                        5,000,000      8.03%

Fred B. Zaziski
Westchase Center
2500 City West Boulevard, Suite 300
Houston, Texas 77042                                                0         0%

Anne Jenkins
1179 Lyon Road
North Delta, BC, Canada V4E 2S8                             4,000,000      6.42%

ALL OFFICERS AND DIRECTORS OF FALCON                        5,000,000      8.03%

CHANGE  IN  CONTROL

     We are unaware of any arrangement or understanding that may, at a subsequent date, result in a change of control of our Company.

                MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT'S
                   COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

     "Bid" and "asked" offers for our common stock are listed on the Over-The-Counter Bulletin Board (the "OTCBB"). The trading symbol for our common stock was "CSRW" and was changed to "FNGC" in connection with the Company's name change that took effect on April 12, 2004. The common stock began trading in November 2003.

     The following table sets forth the high and low bid prices for the Company's common stock for the periods indicated as reported on the OTCBB. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.

     2005                                         HIGH BID     LOW BID
                                                  --------     -------
     First Quarter                                   $1.08       $0.43

     2004                                         HIGH BID     LOW BID
                                                  --------     -------
     First Quarter                                   $1.27       $0.10
     Second Quarter (1)                              $2.70       $0.40
     Third Quarter                                   $2.02       $1.22
     Fourth Quarter                                  $1.50       $0.63

     2003                                         HIGH BID     LOW BID
                                                  --------     -------
      November 6, 2003 - December 31, 2003
      (First Available)                              $0.10       $0.01

(1) All quotations after April 11, 2004, reflect a 5-to-1 forward stock split on April 12, 2004.

     As of April 27, 2005, Falcon had approximately 52 shareholders of record of the common stock. The number of holders of the common stock includes nominees of various depository trust accounts for an undeterminable number of individual stockholders.

DIVIDEND  POLICY

     We have not declared or paid dividends on our common stock in the last two fiscal years. We do not anticipate paying dividends on our common stock in the foreseeable future. We intend to reinvest in our business operations any funds that could be used to pay dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We believe that all prior related party transactions have been entered into upon terms no less favorable to us than those that could be obtained from unaffiliated third parties. Our reasonable belief of fair value is based upon proximate similar transactions with third parties or attempts to obtain the consideration from third parties.

     On March 3, 2004, a shareholder advanced the Company $100 to open the Company's bank account. The funds advanced are unsecured, non-interest bearing, and due on demand.

     During the period ended September 30, 2004, the Company borrowed $3,217 from a related party. The related party note payable is unsecured, due on demand and accrues interest at 10% per annum. The Company repaid this amount in 2004.

     Alan Aitchison received 10,000,000 shares of Common Stock from Mr. Pozzoni as an incentive for Mr. Aitchison to take Mr. Pozzoni's place as the President, Chief Executive Officer, Secretary and Treasurer of the Company for an extended period of time. Mr. Aitchison only served five (5) months. In consideration for the Company accepting Mr. Aitchison's resignation, he returned 9,000,000 shares to the Company for cancellation. Mr. Aitchison currently serves on the Company's advisory board, but has not received any separate compensation from the Company for such service.

                          DESCRIPTION OF CAPITAL STOCK

COMMON  STOCK

     The Company is authorized to issue 200,000,000 shares of Common Stock, $0.00001, of which 62,262,000 shares were issued and outstanding at April 27, 2005. The securities being offered hereby are common stock. All shares have equal voting rights and are not assessable. Voting rights are not cumulative and, therefore, the holders of more than 50% of the common stock could, if they chose to do so, elect all of the directors of the Company. Upon liquidation, dissolution, or winding up of the Company, the assets of the Company, after the payment of liabilities, will be distributed pro rata to the holders of the common stock. All outstanding shares of common stock are, and those issued pursuant to the Standby Equity Distribution Agreement, upon conversion of the convertible debentures and upon exercise of the warrants, will be fully paid and non assessable.

PREFERRED  STOCK

     The  Company  is  not  authorized  to  issue  preferred  stock.

WARRANTS

     On April 19, 2005, the Company issued a warrant to Cornell Capital Partners to purchase up to 1,000,000 shares of common stock of the Company pursuant to the Securities Purchase Agreement of even date. The warrants have an exercise price of $0.60 and expire on April 19, 2007.

OPTIONS

     The Company has no issued or outstanding stock options as of April 27, 2005.

CONVERTIBLE  DEBENTURES

     On April 19, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners issued convertible debentures to the Company in the original principal amount of $1,000,000. The debentures are convertible at the holder's option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). The debentures are secured by the assets of the Company. The debentures have a two-year term and accrue interest at 5% per year. After the earlier to occur of a) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or b) August 1, 2005, if the closing bid price of the Company's Common Stock, as quoted by Bloomberg, LP, is less than the Fixed Price, Cornell Capital Partners at its sole option can elect cash repayment of the debentures by requiring the Company to make 5 payments of $200,000, plus outstanding and accrued interest. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

DIVIDENDS

     As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

TRANSFER  AGENT

     Falcon's transfer agent is Pacific Stock Transfer Company, 500 East Warm Springs Road, Suite 240 Las Vegas, Nevada 89119.

REPORTS  TO  SHAREHOLDERS

     We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

INDEMNIFICATION  OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION ON LIABILITY

     Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.'

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ANTI-TAKEOVER  EFFECTS  OF  PROVISIONS  OF  THE  ARTICLES  OF  INCORPORATION

     There are no anti-takeover provisions in our Articles of Incorporation that may have the affect of delaying or preventing a change in control.

                              SELLING STOCKHOLDERS

     The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to the Company. A description of each selling shareholder's relationship to Falcon and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.


                                                                                     PERCENTAGE OF
                                                                                      OUTSTANDING                       PERCENTAGE
                                                                                      SHARES TO BE                          OF
                                                     PERCENTAGE OF    SHARES TO BE      ACQUIRED                        OUTSTANDING
                                                     OUTSTANDING       ACQUIRED         UNDER THE                         SHARES
                                          SHARES        SHARES         UNDER THE         STANDBY                       BENEFICIALLY
                                      BENEFICIALLY   BENEFICIALLY    STANDBY EQUITY      EQUITY            SHARES         OWNED
                                      OWNED BEFORE   OWNED BEFORE     DISTRIBUTION    DISTRIBUTION   TO BE SOLD IN THE    AFTER
SELLING  STOCKHOLDER                   OFFERING(1)     OFFERING(2)     AGREEMENT        AGREEMENT         OFFERING       OFFERING
--------------------                  ------------   ------------    --------------  --------------   ----------------  -----------
Cornell Capital Partners, LP           3,058,667(2)       4.71%          60,000,000          49.07%       63,058,667(3)          0%
Sloan Securities Corporation                 8,000            *                  --              --              8,000           0%
                                      ------------   ----------      --------------  --------------   ----------------  -----------
TOTAL                                      400,000        4.72%          60,000,000          49.07%         63,066,067           0%
                                      ============   ==========      ==============  ==============   ================  ===========


*     Less  than  1%.

(1) Applicable percentage of ownership is based on 62,262,000 of common stock outstanding as of April 27, 2005, together with securities exercisable or convertible into shares of common stock within 60 days of April 27, 2005, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within 60 days of April 27, 2005 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2) Consists of the 392,000 shares of common stock received as a one-time commitment fee under a now-terminated Standby Distribution Equity
     Agreement, 1,666,667 shares of common stock underlying convertible debentures and 1,000,000 shares of common stock underlying warrants.

(3) Includes the shares acquired by Cornell Capital Partners under the Standby Equity Distribution Agreement, the 392,000 shares of common stock received as a one-time commitment fee under a now-terminated Standby Distribution Equity Agreement, the 1,666,667 shares of common stock underlying convertible debentures and 1,000,000 shares of common stock underlying warrants.


     The following information contains a description of each selling shareholder's relationship to Falcon and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:

SHARES  ACQUIRED  IN  FINANCING  TRANSACTIONS  WITH  FALCON

     CORNELL CAPITAL PARTNERS, LP. Cornell Capital Partners, LP is the investor under the Standby Equity Distribution Agreement and a holder of fixed convertible debentures. All investment decisions of, and control of, Cornell Capital Partners are held by its general partner, Yorkville Advisors, LLC. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital Partners acquired all shares being registered in this offering in financing transactions with Falcon. Those transactions are explained below:

- STANDBY EQUITY DISTRIBUTION AGREEMENT. On April 19, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million (exclusive of Cornell Capital Partners' 5% retainage and the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price (VWAP) of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The daily VWAP is calculated by totaling the dollar amount traded for every transaction (selling price multiplied by the shares traded) and then dividing by the total shares traded for the day. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. We are registering 60,000,000 shares in this offering which may be issued under the Standby Equity Distribution Agreement. For Falcon to receive proceeds of $19,000,000 million using the 60,000,000 shares being registered in this prospectus, the price of our common stock would need to average $0.3334 per share for advances under the Standby Equity Distribution Agreement.

- CONVERTIBLE DEBENTURES. On April 19, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, the Company issued convertible debentures to Cornell Capital Partners in the original principal amount of $1,000,000. The debentures are convertible at Cornell Capital Partners' option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). If the full amount of the convertible debentures or $1,000,000 is converted into shares of common stock of Falcon, up to 1,666,667 shares of common stock will be issued to Cornell Capital Partners at any time up to the maturity date of the convertible debentures (April 19, 2007). Assuming Cornell Capital Partners had converted the $1,000,000 in convertible debentures into 1,666,667 shares of common stock at the Fixed Price on December 31, 2004, this would represent an immediate dilution to new stockholders of $0.56 per share. The debentures are secured by the assets of the Company. The debentures have a two-year term and accrue interest at 5% per year. After the earlier to occur of a) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or b) August 1, 2005, if the closing bid price of the Company's Common Stock, as quoted by Bloomberg, LP, is less than the Fixed Price, Cornell Capital Partners at its sole option can elect cash repayment of the debentures by requiring the Company to make 5 payments of $200,000, plus outstanding and accrued interest. The interest on the debentures may be payable, at the sole option of Cornell Capital Partners, in shares of common stock of Falcon or in cash. If Cornell Capital Partners chooses to have interest be payable in common stock of the Company, as opposed to in cash, this could have a further dilutive impact on our stockholders and could cause our stock price to decline. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price. We are registering 1,666,667 shares of common stock under this prospectus under the convertible debentures.

- WARRANTS. On April 19, 2005, the Company issued a warrant to Cornell Capital Partners to purchase up to 1,000,000 shares of common stock of the Company pursuant to the Securities Purchase Agreement. The warrants have an exercise price of $0.60 and expire on April 19, 2007. We are registering 1,000,000 shares of common stock under this prospectus under this warrant.

     There are certain risks related to sales by Cornell Capital Partners, including:

- The outstanding shares will be issued based on discount to the market rate. As a result, the lower the stock price around the time Cornell is issued shares, the greater chance that Cornell gets more shares. This could result in substantial dilution to the interests of other holders of common stock.

- To the extent Cornell sells its common stock, the common stock price may decrease due to the additional shares in the market. This could allow Cornell to sell greater amounts of common stock, the sales of which would further depress the stock price.

- The significant downward pressure on the price of the common stock as Cornell sells material amounts of common stocks could encourage short sales by third parties. This could place further downward pressure on the price of the common stock.

     SLOAN SECURITIES CORPORATION. Sloan Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. Sloan Securities Corporation (i) does not directly or indirectly own, control or hold 5% or more of the outstanding common stock of the Company; (ii) is not directly or indirectly controlled by, or under common control with, the Company; and
(iii) is not an officer, director, partner, copartner or employee of the Company. For its services in connection with the Standby Equity Distribution Agreement, Sloan Securities Corporation received a fee of $10,000, which was paid by the issuance of 8,000 shares of common stock of Falcon on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement. These shares are being registered in this offering. All investment decisions of Sloan
Securities  Corporation  are  made  by  its  Chief  Executive  Officer, James C.
Ackerman.

     With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the Securities Act of 1933 (the "1933 Act"), and Regulation D promulgated under the
                              --------
1933 Act. In each instance, the purchaser had access to sufficient information regarding Falcon so as to make an informed investment decision. More specifically, Falcon had a reasonable basis to believe that each purchaser was an "accredited investor" as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in the Company's securities.

                      STANDBY EQUITY DISTRIBUTION AGREEMENT

SUMMARY

     On April 19, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP. Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million (exclusive of Cornell Capital Partners' 5% retainage and the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which our common stock is traded for the five days immediately following the notice date. The number of shares purchased by Cornell Capital Partners for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell Capital Partners is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement is conditioned upon us registering the shares of common stock with the Securities and Exchange Commission and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by us. There are no other significant closing conditions to draws under the equity line.

STANDBY  EQUITY  DISTRIBUTION  AGREEMENT  EXPLAINED

     Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital Partners to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five trading days. A closing will be held four trading days after such written notice at which time we will deliver shares of common stock and Cornell Capital Partners will pay the advance amount. There are no closing conditions imposed on Falcon for any of the draws other than that we have filed our periodic and other reports with the Securities and Exchange Commission, delivered the stock for an advance, the trading of Falcon common stock has not been suspended, and we have given written notice and associated correspondence to Cornell Capital Partners. We are limited however, on our ability to request advances under the Standby Equity Distribution Agreement based on the number of shares we have registered on this registration statement. In order to access all funds available to us under the Standby Equity Distribution Agreement with the 60,000,000 shares being registered in this offering, the average price of shares issued under the Standby Equity Distribution Agreement would need to be $0.3334. At an assumed price of $0.60, Falcon would issue 33,333,334 shares of common stock.

     We may request advances under the Standby Equity Distribution Agreement once the underlying shares are registered with the Securities and Exchange Commission. Thereafter, we may continue to request advances until Cornell Capital Partners has advanced $20.0 million or 24 months after the effective date of the this registration statement, whichever occurs first.

     The amount of each advance is subject to a maximum amount of $750,000 or $712,500 (taking into account the 5% retainage by Cornell Capital Partners), and we may not submit an advance within five trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital Partners owning more than 9.99% of our outstanding common stock. Based on a recent stock price of $0.60, Cornell Capital Partners' beneficial ownership of Falcon common stock is 4.71% and therefore we would be permitted to make draws on the Standby Equity Distribution Agreement so long as Cornell Capital Partners' beneficial ownership of our common stock remains lower than 9.99%. A possibility exists that Cornell Capital Partners may own more than 9.99% of Falcon's outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

     We do not have any agreements with Cornell Capital Partners regarding the distribution of such stock, although Cornell Capital Partners has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

     We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. At the assumed market price of $0.60 per share, we would only need to issue 33,333,334 to receive gross proceeds of $19,000,000 (taking into account Cornell Capital Partners' 5% retainage and exclusive of the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). However, we are registering 60,000,000 shares of common stock to be used for cash advances under the Standby Equity Distribution Agreement in case our stock price declines prior to our making advances for the entire amount under the Standby Equity Distrution Agreement. We would need to use the 60,000,000 shares to draw the $20,000,000 if the average price at which we make advances is $0.3334 per share. If the average price for which we sold shares under the Standby Equity Distribution Agreement is lower than $0.3334 per share, we will need to register additional shares of common stock to fully access the funds available under the Standby Equity Distribution Agreement.

     There is an inverse relationship between our stock price and the number of shares to be issued under the Standby Equity Distribution Agreement. That is, as our stock price declines, we would be required to issue a greater number of shares under the Standby Equity Distribution Agreement for a given advance. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by Falcon and the number of shares to be issued under the Standby Equity Distribution Agreement at a recent price of $0.60 per share and 25%, 50% and 75% discounts to the recent price.

NET  CASH  TO  FALCON:

  Market Price:               $0.6000         $0.6000       $0.6000      $0.6000
  Purchase Price:             $0.6000         $0.4500       $0.3000      $0.1500
  No. of Shares(1):      33,333,334(2)   44,444,445(3)   60,000,000   60,000,000
  Total Outstanding (4):   95,595,334     106,706,445   122,262,000  122,262,000
  Percent Outstanding (5):     34.87%          41.65%        49.07%       49.07%
  Net Cash to Falcon(6)   $18,915,000     $18,915,000   $17,015,000   $8,465,500

(1) Represents the number of shares of common stock registered in the accompanying registration statement at the prices set forth in the table.

(2) At the stated purchase price, the Company would only be required to issue 33,333,334 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.

(3) At the stated purchase price, the Company would only be required to issue 44,444,445 shares of common stock to access the entire amount available under the Standby Equity Distribution Agreement.

(4) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.

(5) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(6) Net cash equals the gross proceeds minus the 5% retainage and $85,000 in offering expenses and does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.


NUMBER  OF  SHARES  TO  BE  ISSUED:

  Market Price:                $0.6000       $0.6000        $0.6000              $0.6000
  Purchase Price:              $0.6000       $0.4500        $0.3000              $0.1500
  No. of Shares(1)(2):      33,333,334    44,444,445     66,666,667          133,333,334
  Total Outstanding (3):    95,595,334   106,706,445  128,928,667(4)   195,595,334(4)(5)
  Percent Outstanding (6):      34.87%        41.65%         51.71%               68.17%
  Net Cash to Falcon(7)     18,915,000   $18,915,000    $18,915,000          $18,915,000


(1) We are registering 60,000,000 shares of common stock under this prospectus, the surplus of which will be used to draw cash advances under the Standby Equity Distribution Agreement in the event our stock price drops below $0.60.

(2) Represents the number of shares of common stock to be issued to Cornell Capital Partners under the Standby Equity Distribution Agreement at the prices set forth in the table.

(3) Represents the total number of shares of common stock outstanding after the issuance of the shares to Cornell Capital Partners, LP under the Standby Equity Distribution Agreement, not including shares issued under the convertible debentures and the warrants.

(4)  This  would  require  Falcon  to  register  additional  shares.

(5) Falcon's current Articles of Incorporation, as amended, authorize the issuance of 200,000,000 shares of common stock.

(6) Represents the shares of common stock to be issued as a percentage of the total number shares outstanding.

(7) This number reflects the 5% retainage and $85,000 in offering expenses but does not take into consideration the value of the 392,000 shares of common stock issued to Cornell Capital Partners as a one-time commitment fee.


     Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the "Use of Proceeds" section of this prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital Partners has the ability to permanently terminate its obligation to purchase shares of common stock from Falcon under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this registration statement for an aggregate of fifty
(50) trading days, other than due to acts by Cornell Capital Partners or if the Company fails materially to comply with the covenants contained in the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital Partners. The covenants contained in the Standby Equity Distribution require the Company to (i) cause this registration statement to remain in full force and effect; (ii) maintain Falcon's common stock authorization for quotation on the Over-the-Counter Bulletin Board; (iii) cause Falcon's common stock to continue to be registered under the Securities and Exchange Act and to file in a timely manner all reports and other documents required of it as a reporting company; (iv) deliver instructions to the Company's transfer agent to issue shares of common stock to Cornell Capital Partners free of restrictive legends within 2 business days after each advance notice; (v) take all steps necessary to preserve and continue the corporation existence of the Company; (vi) notify Cornell Capital Partners upon the Company becoming aware of the occurrence of any event affecting the registration of the shares pursuant to the Standby Equity Distribution Agreement; (vii) notify Cornell Capital Partners within 10 days after the commencement of each calendar quarter as to the Company's reasonable expectations as to the dollar amount it intends to raise during such calendar quarter, if any, through the issuance of advance notices; (viii) not issue or issue or sell (x) any common stock or preferred stock without consideration or for a consideration per share less than the bid price of the Common Stock determined immediately prior to its issuance,
(y) issue or sell any Preferred Stock warrant, option, right, contract, call, or other security or instrument granting the holder thereof the right to acquire Common Stock without consideration or for a consideration per share less than such Common Stock's Bid Price determined immediately prior to its issuance, or
(z) file any registration statement on Form S-8; and (ix) not effect any merger or consolidation of the Company with or into, or a transfer of all or substantially all of the assets of the Company, unless the resulting successor or acquiring entity assumes the obligation to deliver to Cornell Capital Partners such shares of stock and/or securities as Cornell Capital Partners is entitled to receive pursuant to the Standby Equity Distribution Agreement. All fees and expenses under the Standby Equity Distribution Agreement will be borne by Falcon. We expect to incur expenses of approximately $85,000 in connection with this registration, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received a one-time commitment fee in the form of 392,000 shares of common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement.

                              PLAN OF DISTRIBUTION

     The selling stockholders have advised us that the sale or distribution of our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling stockholders or by agreement between the selling stockholders and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

     Cornell Capital Partners is an "underwriter" within the meaning of the Securities Act of 1933 in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital Partners will pay us 100% of the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal trading market on which our common stock is traded for the five days immediately following the advance date. Cornell Capital Partners will retain 5% of the proceeds received by us under the Standby Equity Distribution Agreement and received a one-time commitment fee in the form of 392,000 shares of common stock under a now-terminated Standby Distribution Equity Agreement. The 5% retainage and commitment fee in the form of 392,000 shares of common stock are underwriting discounts. In addition, Falcon engaged Sloan Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Sloan Securities Corporation received 8,000 shares of Falcon's common stock on December 8, 2004 under a now-terminated Standby Distribution Equity Agreement.

     Cornell Capital Partners was formed in February 2000 as a Delaware limited partnership. Cornell Capital Partners is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital Partners does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

     Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     We will pay all the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, Falcon expects the selling stockholders to pay these expenses. We have agreed to indemnify Cornell Capital Partners and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $85,000, as well as retention of 5% of the gross proceeds received under the Standby Equity Distribution Agreement. In addition, Falcon engaged Sloan Securities Corporation, a registered broker-dealer, to advise us in connection with the Standby Equity Distribution Agreement. For its services, Sloan Securities Corporation received 8,000 shares of Falcon's common stock under a now-terminated Standby Distribution Equity Agreement. The offering expenses consist of: a SEC registration fee of $4,157, printing expenses of $2,500, accounting fees of $15,000, legal fees of $50,000 and miscellaneous expenses of $13,343. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders. We will, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

     The selling stockholders should be aware that the anti-manipulation provisions of Regulation M under the Exchange Act will apply to purchases and sales of shares of common stock by the selling stockholders, and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Registration M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. The selling stockholders are advised that if a particular offer of common stock is to be made on terms constituting a material change from the information set forth above with respect to the Plan of Distribution, then, to the extent required, a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

                                     EXPERTS

     The audited financial statements included in this prospectus and elsewhere in the registration statement as of December 31, 2004, and the related statements of operations, stockholders' equity and cash flows for the period from March 1, 2004 (inception) through December 31, 2004 have been audited Williams & Webster, P.S. The reports of Williams &Webster, P.S. are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing. The report of Williams Webster, P.S. contained elsewhere in this prospectus contain an explanatory paragraph regarding its ability to continue as a going concern.

                                  LEGAL MATTERS

     The validity of the shares offered herein will be opined on for us by Burton, Bartlett & Glogovac.

                              AVAILABLE INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the Commission. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement. Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the Commission's Public Reference Room at 450 Fifth Street N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission.

                              FINANCIAL STATEMENTS

                                                                            PAGE

Report of Independent Registered Public Accounting Firm                      F-2

Consolidated Balance Sheet (December 31, 2004)                               F-3

Consolidated  Statement of Operations (March 1, 2004 (Inception)
  to December 31, 2004)                                                      F-4
Consolidated  Statement  of  Stockholders'
  Equity (March 1, 2004 (Inception) to December 31, 2004)                    F-5

Consolidated  Statement of Cash Flows (March 1, 2004
  (Inception) to December 31, 2004)                                          F-6

Notes to Financial Statements                                                F-7

Board  of  Directors
Falcon  Natural  Gas  Corp.
Houston,  Texas

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
             -------------------------------------------------------

We have audited the accompanying consolidated balance sheet of Falcon Natural Gas Corp., (an exploration stage company) as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the ten month period then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Falcon Natural Gas Corp. as of December 31, 2004 and the results of its operations, stockholders' equity and its cash flows for the ten month period then ended in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2, the Company has been in the exploration stage since inception, has an accumulated deficit, and has no revenues. These factors raise substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding those matters are described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Williams  &  Webster,  P.S.
Certified  Public  Accountants
Spokane,  Washington
March  28,  2005


                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004

ASSETS
CURRENT ASSETS
 Cash and cash equivalents                                        $   162,227
 Accounts receivable                                              $     2,000
                                                                  ------------
  Total Current Assets                                            $   164,227
                                                                  ============

PROPERTY & EQUIPMENT
 Equipment                                                              4,088
 Less accumulated depreciation                                           (618)
                                                                  ------------
  Total Property & Equipment                                            3,470
                                                                  ------------

OTHER ASSETS
 Oil and gas leases                                                 1,582,541
 Prepaid expenses                                                      50,000
 Rent deposit                                                           1,243
                                                                  ------------
  Total Other Assets                                                1,633,784
                                                                  ------------

TOTAL ASSETS                                                      $ 1,801,481
                                                                  ============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
 Accounts payable                                                 $     7,349
 Accrued liabilities                                                    6,959
 Advance from shareholder                                                 100
 Note payable - related party                                           3,216
 Note payable                                                         140,000
 Interest payable                                                       4,854
                                                                  ------------
  Total Current Liabilities                                           162,478
                                                                  ------------

LONG TERM LIABILITIES
 Convertible debt                                                     500,000
 Discount on convertible debt                                        (126,979)
                                                                  ------------
  Total Long Term Liabilities                                         373,021

COMMITMENTS AND CONTINGENCIES                                               -
                                                                  ------------

STOCKHOLDERS' EQUITY
 Common stock, $0.00001 par value; 200,000,000 shares authorized,
  62,182,000 shares issued and outstanding                        $       621
 Additional paid-in capital                                         6,776,430
                                                                  ------------
 Deficit accumulated during exploration stage                      (5,511,069)
                                                                  ------------
  Total Stockholders' Equity                                        1,265,982
                                                                  ------------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                        $ 1,801,481
                                                                  ============

    The accompanying notes are an integral part of these financial statements


                                 FALCON NATURAL GAS CORP.
                           (FORMERLY COUNTRYSIDE REVIEW INC.)
                            (AN EXPLORATION STAGE COMPANY)
                         CONSOLIDATED STATEMENT OF OPERATIONS

                                                                         March 1,
                                                                    2004 (Inception)
                                                                  to December 31, 2004
                                                                  --------------------
REVENUES                                                          $                 -
                                                                  --------------------
GENERAL AND ADMINISTRATIVE EXPENSES
  Depreciation and amortization                                                 6,139
  Investor relations                                                          115,750
  Advisory services                                                         3,833,790
  Lease exploration                                                           571,504
  Internet/webhosting                                                          20,227
  Officers & directors fees                                                   136,977
  Office and general expenses                                                  15,937
  Professional fees                                                           135,386
  Travel and entertainment                                                     22,779
  Rent and related expenses                                                    23,746
                                                                  --------------------

    Total Expenses                                                          4,882,235
                                                                  --------------------

LOSS FROM OPERATIONS                                                       (4,882,235)
                                                                  --------------------

OTHER INCOME (EXPENSES)
  Other income                                                                    500
  Financing fees                                                             (500,000)
  Interest expense                                                           (129,854)
  Interest income                                                                 520
                                                                  --------------------

    Total Other Income (Expenses)                                            (628,834)
                                                                  --------------------

LOSS BEFORE INCOME TAXES                                                   (5,511,069)

PROVISION FOR TAXES                                                                 -
                                                                  --------------------

NET LOSS                                                          $        (5,511,069)
                                                                  ====================

NET LOSS PER COMMON SHARE,
BASIC AND DILUTED                                                 $             (0.09)
                                                                  ====================

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING,
BASIC AND DILUTED                                                          60,286,557
                                                                  ====================

    The accompanying notes are an integral part of these consolidated financial statements.


                                               FALCON NATURAL GAS CORP.
                                           (FORMERLY COUNTRYSIDE REVIEW INC.)
                                            (AN EXPLORATION STAGE COMPANY)
                                   CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                                                                     Deficit
                                                                                   Accumulated
                                             Common Stock                             During            Total
                                         -------------------
                                         Number of                 Additional       Exploration     Stockholders'
                                          Shares      Amount    Paid-In Capital         Stage           Equity
                                        ----------    ------    ---------------     -----------     -------------
Stock issued for $0.001 per share
  for services on March 1, 2004         20,000,000   $   200    $        19,800     $         -     $      20,000

Shares issued for acquisition o
  leases at $0.25 per share                900,000         9            224,991               -           225,000

Reverse merger acquisition,
  recapitalization, and stock split     45,000,000       450             (4,671)              -            (4,221)

Shares issued  for cash at $1.00
  per share net of expenses of $60         632,000         6            631,934               -           631,940

Shares issued for cash at
  approximately $0.93 per share net
  of expenses of $12                     1,500,000        15          1,399,973               -         1,399,988

Shares issued for services at $1.25
  per share                                 50,000         -             62,500               -            62,500

Shares issued for services at
  $1.42 per share                        2,500,000        25          3,549,975               -         3,550,000

Shares issued for services at
  $1.34 per share                          100,000         1            133,999               -           134,000

Shares issued for services at
  $1.32 per share                          100,000         1            131,999               -           132,000

Rescission of shares from officer
  received at merger                    (9,000,000)      (90)               934               -               844

Shares issued for financing costs
  and charges related to services
  provided                                 400,000         4            499,996               -           500,000

Beneficial conversion feature of
  convertible debt                               -         -            125,000               -           125,000

Net loss for period ending
December 31, 2004                                -         -                  -      (5,511,069)       (5,511,069)
                                        ----------    ------    ---------------     -----------     -------------
BALANCE, December 31, 2004             62,182,9000    $  621    $     6,776,430     $(5,511,069)    $   1,265,982
                                      ============    ======    ===============     ============    =============

  The accompanying notes are an integral part of these consolidated financial statements.


                                 FALCON NATURAL GAS CORP.
                            (FORMERLY COUNTRYSIDE REVIEW INC.)
                              (AN EXPLORATION STAGE COMPANY)
                           CONSOLIDATED STATEMENT OF CASH FLOWS
                   FROM MARCH 1, 2004 (INCEPTION) TO DECEMBER 31, 2004

CASH  FLOWS  FROM  OPERATING  ACTIVITIES:
  Net loss                                                                     $(5,511,069)

  Adjustments to reconcile net loss to net cash (used) by operating activities:
  Depreciation and amortization                                                      6,139
  Common stock issued for services                                               3,899,332
  Interest expense for beneficial conversion feature                               125,000
  Common stock issued for financing costs and charges                              500,000

Changes in assets and liabilities:
  Decrease (increase) in rent deposit                                               (1,243)
  Decrease (increase) in accounts receivable                                        (2,000)
  Decrease (increase) in prepaid expenses                                          (50,000)
  Increase (decrease) in accounts payable                                            3,675
  Increase (decrease) in accrued liabilities                                         6,959
  Increase (decrease) in interest payable                                            4,854
  Increase (decrease) in advance from shareholder                                      100
                                                                               ------------

    Net cash used by operating activities                                       (1,018,253)
                                                                               ------------

CASH FLOWS PROVIDED BY INVESTING ACTIVITIES:
  Purchase of equipment                                                             (4,088)
  Oil and gas lease                                                             (1,357,541)
  Cash received through recapitalization and acquisition                             2,681
                                                                               ------------
    Net cash used by investing activities                                       (1,358,948)
                                                                               ------------

CASH FLOWS PROVIDED BY FINANCING ACTIVITIES:
  Proceeds from notes payable                                                      140,000
  Proceeds from convertible debt                                                   367,500
  Issuance of common stock for cash                                              2,031,928
                                                                               ------------

    Net cash provided by financing activities                                    2,539,428

Net increase (decrease) in cash and cash equivalents                               162,227

Cash and cash equivalents beginning of period                                            -
                                                                               ------------
Cash and cash equivalents end of period                                        $   162,227
                                                                               ============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
  Income taxes paid                                                                      -
                                                                               ============

  Interest paid                                                                          -
                                                                               ============

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
Common stock issued for services                                               $ 3,899,332
Interest expense for beneficial conversion feature                             $   125,000
Common stock issued for financing costs and charges                            $   500,000

    The accompanying notes are an integral part of these consolidated financial statements.

                            FALCON NATURAL GAS CORP.
                       (FORMERLY COUNTRYSIDE REVIEW INC.)
                         (AN EXPLORATION STAGE COMPANY)
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                DECEMBER 31, 2004

NOTE  1  -  ORGANIZATION  AND  DESCRIPTION  OF  BUSINESS

Falcon Natural Gas Corporation was incorporated on March 1, 2004. On April 16, 2004, Countryside Review, Inc. entered into a reverse merger transaction agreement with Falcon Natural Gas Corporation, which transaction was completed on May 6, 2004. In contemplation of this transaction and a change in business focus, Countryside Review, Inc. changed its name to Falcon Natural Gas Corp. ("the Company") effective April 12, 2004. As a result of this transaction, Falcon Natural Gas Corporation became a wholly-owned subsidiary. The Company's operations are conducted through this wholly-owned subsidiary. The Company's year-end is December 31.

The Company is in the exploration stage as a natural gas exploration company and, as such, has not realized any revenues from its planned operations. The Company's principal office is located in Houston, Texas.

NOTE  2  -  SUMMARY  OF  SIGNIFICANT  ACCOUNTING  POLICIES

This summary of significant accounting policies is presented to assist in understanding the financial statements. The financial statements and notes are representations of the Company's management, which is responsible for their integrity and objectivity. These accounting policies conform to accounting principles generally accepted in the U.S. and have been consistently applied in the preparation of the financial statements.

ACCOUNTING  METHODS

The Company's financial statements are prepared using the accrual basis of accounting in accordance with accounting principles generally accepted in the United States of America.

ACCOUNTS  RECEIVABLE

The  Company  carries  its  accounts  receivable  at  cost.

RECENT  ACCOUNTING  PRONOUNCEMENTS

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 153. This statement addresses the measurement of exchanges of nonmonetary assets. The guidance in APB Opinion No. 29, "Accounting for Nonmonetary Transactions," is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that opinion, however, included certain exceptions to that principle. This statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Earlier application is permitted for nonmonetary asset exchanges incurred during fiscal years beginning after the date of this statement is issued. Management believes the adoption of this statement will have no impact on the financial statements of the Company.

In December 2004, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 152, which amends FASB statement No. 66, "Accounting for Sales of Real Estate," to reference the financial accounting and reporting guidance for real estate time-sharing transactions that is provided in AICPA Statement of Position (SOP) 04-2, "Accounting for Real Estate Time-Sharing Transactions." This statement also amends FASB Statement No. 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects," to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. This statement is effective for financial statements for fiscal years beginning after June 15, 2005. Management believes the adoption of this statement will have no impact on the financial statements of the Company. In December 2004, the Financial Accounting Standards Board issued a revision to Statement of Financial Accounting Standards No. 123R, "Accounting for Stock Based Compensation." This statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees," and its related implementation guidance. This statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity's equity instruments or that may be settled by the issuance of those equity instruments. This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This statement does not change the accounting guidance for share based payment transactions with parties other than employees provided in Statement of Financial Accounting Standards No. 123. This statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, "Employers' Accounting for Employee Stock Ownership Plans." The Company has not yet determined the impact to its financial statements from the adoption of this statement.

In November 2004, the Financial Accounting Standards Board (FASB) issued statement of financial accounting standards No. 151, "Inventory Costs- an amendment of ARB No. 43, Chapter 4." This statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing," to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that "under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges" This statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. As of December 31, 2004, the Company does not have inventory and believes the adoption of this statement will not have any immediate material impact on the Company.

In May 2003, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity" (hereinafter "SFAS No. 150"). Statement of Financial Accounting Standards No. 150 establishes standards for classifying and measuring certain financial instruments with characteristics of both liabilities and equity and requires that those instruments be classified as liabilities in statements of financial position. Previously, many of those instruments were classified as equity. Statement of Financial Accounting Standards No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Company has determined that there was no impact from the adoption of this statement.

CASH  AND  CASH  EQUIVALENTS

For purposes of the statements of cash flows, the Company considers all highly liquid investments (or short-term debt) with original maturities of three months or less to be cash equivalents.

CONCENTRATION  OF  CREDIT  RISK

The Company maintains its cash in one commercial account at a major financial institution. Although the financial institution is considered creditworthy, at December 31, 2004 the Company's cash balance exceeded Federal Deposit Insurance Corporation (FDIC) limits by $62,227.

DERIVATIVE  INSTRUMENTS

The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (hereinafter "SFAS No. 133"), as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB No. 133", and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities", and SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". These statements establish accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. They require that an entity recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as a hedge, the objective of which is to match the timing of gain or loss recognition on the hedging derivative with the recognition of (i) the changes in the fair value of the hedged asset or liability that are attributable to the hedged risk or (ii) the earnings effect of the hedged forecasted transaction. For a derivative not designated as a hedging instrument, the gain or loss is recognized in income in the period of change. Historically, the Company has not entered into derivatives contracts to hedge existing risks or for speculative purposes. At December 31, 2004, the Company has not engaged in any transactions that would be considered derivative instruments or hedging activities.

EARNINGS  PER  SHARE

The Company has adopted Statement of Financial Accounting Standard No. 128, which provides for calculation of "basic" and "diluted" earnings per share.
Basic earnings per share includes no dilution and is computed by dividing net income available to common shareholders by the weighted average common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity similar to fully diluted earnings per share. Although there were common stock equivalents outstanding December 31, 2004, they were not included in the calculation of earnings per share because they would have been considered anti-dilutive.

ESTIMATES

The process of preparing financial statements in conformity with accounting principles generally accepted in the United States of America requires the use of estimates and assumptions regarding certain types of assets, liabilities, revenues, and expenses. Such estimates primarily relate to unsettled transactions and events as of the date of the financial statements. Accordingly, upon settlement, actual results may differ from estimated amounts.

EXPLORATION  COSTS

In accordance with accounting principles generally accepted in the United States of America, the Company expenses lease exploration costs as incurred. As of December 31, 2004, the exploration costs expensed during the Company's exploration stage have been approximately $570,000.

EXPLORATION  STAGE  ACTIVITIES

The Company has been in the exploration stage since its formation on March 1, 2004. It is primarily engaged in natural gas exploration.

FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS

The Company's financial instruments as defined by Statement of Financial Accounting Standard No. 107, "Disclosures about Fair Value of Financial Instruments," include cash, trade accounts receivable, accounts payable and accrued expenses and short-term borrowings. All instruments other than the investment in securities available-for-sale are accounted for on a historical cost basis, which, due to the short maturity of these financial instruments, approximates fair value at December 31, 2004.

GOING  CONCERN

As shown in the accompanying financial statements, the Company has generated no revenues since inception. For the period ended December 31, 2004, the Company recorded losses of approximately $5,500,000 and had no revenues. The Company, being an exploration stage enterprise, is currently implementing a revised business plan that will, if successful, mitigate these factors that raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

IMPAIRED  ASSET  POLICY

In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standard No. 121, "Accounting for Impairment of Long-lived Assets." In complying with this standard, the Company reviews its long-lived assets quarterly to determine if any events or changes in circumstances have transpired which indicate that the carrying value of its assets may not be recoverable. The Company determines impairment by comparing the undiscounted future cash flows estimated to be generated by its assets to their respective carrying amounts. The Company does not believe any adjustments are needed to the carrying value of its assets at December 31, 2004.

OIL  AND  GAS  PROPERTIES

The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed. Unproved oil and gas properties that are individually significant are periodically assessed for impairment of value, and a loss is recognized at the time of impairment by providing an impairment allowance. Other unproved properties are amortized based on the Company's experience of successful drilling and average holding period. Capitalized costs of producing oil and gas properties, after considering estimated dismantlement and abandonment costs and estimated salvage values, are depreciated and depleted by the unit-of-production method. Support equipment and other property and equipment are depreciated over their estimated useful lives. On the sale or retirement of a complete unit of a proven property, the cost and related accumulated depreciation, depletion, and amortization are eliminated from the property accounts, and the resultant gain or loss is recognized. On the retirement or sale of a partial unit of proven property, the cost is charged to accumulated depreciation, depletion, and amortization with a resulting gain or loss recognized in income. On the sale of an entire interest in an unproved property for cash or cash equivalent, gain or loss on the sale is recognized, taking into consideration the amount of any unrecorded impairment if the property had been assessed individually. If a partial interest in an unproved property is sold, the amount received is treated as a reduction of the cost of the interest retained.

PROPERTY  AND  EQUIPMENT

Property and equipment are stated at cost. Depreciation of property and equipment is calculated using the straight-line method over the estimated useful lives of the assets, which is three years.

PROVISION  FOR  TAXES

Income taxes are provided based upon the liability method of accounting pursuant to Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," (hereinafter "SFAS No. 109"). Under this approach, deferred income taxes are recorded to reflect the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end. A valuation allowance is recorded against deferred tax assets if management does not believe the Company has met the "more likely than not" standard imposed by SFAS No. 109 to allow recognition of such an asset. At December 31, 2004, the Company had net deferred tax assets calculated at an expected rate of 34% of approximately $1,870,000 principally arising from net operating loss carry forwards for income tax purposes. As management of the Company cannot determine that it is more likely than not that the Company will realize the benefit of the net deferred tax asset, a valuation allowance equal to the net deferred tax asset has been established at December 31, 2004. The significant components of the deferred tax asset at December 31, 2004 were as follows:

            Net operating loss carry forward           $    5,500,000
                                                      ===============
            Deferred tax asset                         $    1,870,000
            Deferred tax asset valuation allowance     $  (1,870,000)

At December 31, 2004, the Company has net operating loss carryforwards of approximately $5,500,000, which expire in the year 2024.

STOCK  SPLIT

In April, 2004, the Company entered into a 5 for 1 forward stock split. The number of shares of the registrant company outstanding at the time of the adoption of the 5 for 1 forward stock split was 9,000,000 shares which were restated to 45,000,000 shares. All references in the accompanying financial statements have been restated to reflect this stock split. (See Note 3.)

NOTE  3  -  SHARE  EXCHANGE

On May 6, 2004, the Company, Falcon Natural Gas Corporation (the "Corporation") and shareholders of the Corporation completed a share exchange whereby the Corporation became a wholly owned subsidiary of Falcon Natural Gas Corp. when the Company issued 20,000,000 shares of its common stock to the Corporation's shareholders in exchange for services received. The Company computed the number of shares issued in this transaction based on the par value of the Corporation's common stock on the date of issuance and recognized an expense of $20,000 for services. In addition, 900,000 shares of common stock were issued in partial payment of an oil and gas lease valued at $0.25 per share, or $225,000. Pursuant to the share exchange, the Company issued 20,900,000 shares of its common stock in exchange for 20,900,000 shares of common stock, which represented 100% of the Corporation's issued and outstanding common stock. This acquisition was accounted for as a reverse merger and recapitalization whereby the operating company, Falcon Natural Gas Corporation, is the continuing entity for all accounting purposes. The recapitalization of the Company required the following accounting adjustment in order to properly reflect the accumulated deficit in the financial statements:


                                            Number of                Additional Paid-    Deficit     Shareholders'
                                             Shares        Amount      In Capital       Accumulated     Equity
                                           ----------     --------   ---------------    -----------   ------------
Prior to recapitalization                  45,000,000     $    450   $        99,550    $  (104,221)  $     (4,221)
Recapitalization adjustment to close
deficit accumulated                                 -            -          (104,221)       104,221              -
                                           ----------     --------   ---------------    -----------   ------------
    Total                                  45,000,000     $    450   $        (4,671)   $         -   $     (4,221)
                                           ==========     ========   ===============    ===========   ============


The  net  liabilities  assumed  consisted  of  the  following  items:

                        Cash and cash equivalents             $  2,681
                        Less:  Accounts payable                (3,686)
                        Accounts payable shareholders          (3,216)
                                                              --------
                        Net liabilities assumed               $(4,221)
                                                              ========

The following transactions involved the majority shareholder of the Company prior to the share exchange with Falcon Natural Gas Corporation: On March 22, 2004, an investor acquired an aggregate of 20,000,000 shares of common stock of Countryside Review, Inc. in exchange for $500,000 pursuant to three stock purchase agreements with three shareholders.

On March 23, 2004, the investor returned 5,000,000 shares of common stock to Countryside Review, Inc., which shares were subsequently cancelled, returned to treasury, and then retired and restored to the status of authorized and unissued. As a result of these transactions, control of Countryside Review, Inc. shifted to the investor who owned 15,000,000 shares of the common stock of Countryside Review, Inc. prior to the share exchange agreement with Falcon
Natural  Gas  Corporation.  Effective  April  12, 2004, Countryside Review, Inc.
changed its name to Falcon Natural Gas Corp. and authorized a 5 to 1 forward stock split of the originally issued and outstanding Countryside Review Inc. shares. All references in the accompanying financial statements and notes to the common shares and per share amounts have been restated to reflect the forward stock split. The Company also reauthorized two hundred million (200,000,000) shares of common stock with a par value of $0.00001 per share.

NOTE  4  -  CONVERTIBLE  DEBT

In November, 2004, the Company entered into a loan agreement with Cornell Capital Partners, LP ("the Investor") in which the Company received a $500,000 loan less related expenses of $132,500, which has been allocated as discount on debt and will be amortized over a two year period. The convertible securities are guaranteed by the assets of the Company. The convertible debt instrument underlying this loan agreement will automatically convert into common stock at either 120% of the closing bid price by the second anniversary date of issuance or 80% of the average of the three lowest daily volume weighted average price of the common stock for the 30 trading days immediately preceding the conversion date. Under the agreement, the Company is required to keep available common stock duly authorized for issuance in satisfaction of the convertible. The conversion amount will be the face amount of the convertible plus interest at the rate of 5% per annum from the closing date of November, 2004 to the conversion date, which is the date on which the Company receives a notice of conversion from the investor exercising the right to convert the convertible into common shares of the Company. The convertible debt will automatically convert into common stock on the second anniversary date of issuance. The terms of the debt does not require regular monthly payments.

The convertible debentures contained a beneficial conversion feature computed at its intrinsic value, which was the difference between the conversion price and the fair value on the debenture issuance date of the common stock into which the debt was convertible, multiplied by the number of shares into which the debt was convertible at the commitment date. Since the beneficial conversion feature was to be settled by issuing equity, the amount attributed to the beneficial conversion feature, or $125,000, was recorded as an interest expense and a component of equity on the issuance date.

STANDBY  EQUITY  DISTRIBUTION  AGREEMENT

In November, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners, LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to $10,000,000 of the Company's common stock through a placement agent over a two-year period after the effective registration of the shares. In addition, the Company issued 400,000 shares of its common stock to Cornell and the placement agent upon the inception of the standby equity distribution agreement. The $500,000 value of these shares was based on the fair market value of the shares on the date of the contract is recognized as a period expense due to the fact that the 400,000 shares have been deemed to be fully earned as of the date of the agreement.

NOTE  5  -  LOAN  AGREEMENT

The Company borrowed $140,000 from Blue Mint Exploration on November 24, 2004. The loan is unsecured, matures on May 25, 2005 on which date the entire loan becomes payable with interest. The loan bears interest at 12% per annum.

NOTE  6  -  PROPERTY  AND  EQUIPMENT

Property and equipment are recorded at cost. Depreciation is calculated using the straight-line method over five years. The following is a summary of property, equipment and accumulated depreciation at September 30, 2004:

                   Computer Equipment              $           4,088
                                                   -----------------
                   Less: Accumulated Depreciation                618
                   Total Property & Equipment      $           3,470
                                                   =================

Depreciation  expense  for  the  period  ending  December  31,  2004  was  $618.

NOTE  7  -  OIL  AND  GAS  LEASES

On March 25, 2004, the Company paid cash and issued stock for oil and gas leases. The leases, assigned from Argyle Energy Corp (hereinafter "Argyle"), entitle the Company to a 100% working interest and 70% net revenue interest in 5 tracts of land in Starr County, Texas.

NOTE  8  -  COMMITMENTS  AND  CONTINGENCIES

On June 14, 2004, the Company entered into a contract for one year from the date of the contract for investor relations services. The terms of the contract include a retainer of $5,000 per month plus any out-of-pocket expenses, and 50,000 restricted shares in the Company's common stock. (See Note 10.) On August 2, 2004, the Company contracted with Argyle Energy, Inc. ("Argyle") for various oil, gas and mineral leases located in St. Mary Parish, Louisiana. The contract provides that the Company will receive a 100% working interest in these leases in exchange for two cash payments to Argyle of $404,235 and $454,235 by September 30, 2004. As of December 31, 2004, a cash payment was made in the amount of $858,470.

On August 2, 2004, the Company entered into a business consultant agreement. The consultant will be paid $15,000 for work performed in accordance with the agreement. In addition, the Company agrees to pay the consultant 7.5% in cash and 10% in warrants for any financing monies raised. As of December 31, 2004, no financing monies had been raised by the consultant and $15,000 was paid for services performed.

On August 9, 2004, the Company entered into an agreement for financial advisory services. The terms of the agreement include compensation of 2% cash and 2% warrants on all monies raised by the financial advisory company and payment of a retainer in the amount of $5,000. The agreement states a termination date of January 1, 2005. As of December 31, 2004, the financial advisory company was instrumental in the raising of funds related to Cornell Capital Partners LP and new terms related to the agreement dated August 9, 2004 were renegotiated. Under the new terms of the agreement, the Company paid a retainer in the amount of $5,000 in addition to a fixed one time payment of $35,000. On November 24, 2004, the Company entered into a loan agreement with Blue Mint Exploration in the amount of $140,000 for a term of six months terminating May 25, 2005 and an interest rate of 12% per annum to be paid at the maturity of the loan agreement. (See Note 5.)

STANDBY  EQUITY  DISTRIBUTION  AGREEMENT

In November, 2004, the Company entered into a standby equity distribution agreement with Cornell Capital Partners LP ("Cornell"). Pursuant to this agreement, Cornell will purchase up to $10,000,000 of the Company's common stock through a placement agent over a two year period after the effective registration of the shares. (See Note 4.)

NOTE  9  -  RELATED  PARTY  TRANSACTIONS

A shareholder advanced the Company $100 to open the Company's bank account. The funds advanced are unsecured, non-interest bearing, and due on demand.

NOTE  10  -  COMMON  STOCK

During the period ended December 31, 2004, the Company issued 20,000,000 shares valued at $0.001 per share for services received.

During the period ended December 31, 2004, the Company issued 900,000 shares of common stock in partial payment of an oil and gas lease. The shares were valued at $0.25 per share, or $225,000.

During the period ended December 31, 2004, the Company issued for cash 632,000 shares of common stock at $1.00 per share, less expenses of $60, for a net of $631,940.

In April, 2004, the Company entered into a 5 for 1 forward stock split. The number of shares of the registrant company outstanding at the time of the adoption of the 5 for 1 forward stock split was 9,000,000 shares which were restated to 45,000,000 shares. (See Note 3.)

On June 14, 2004, the Company issued 50,000 restricted shares valued at $1.25 per share as part of an investor relations contract. See Note 8.

On August 2, 2004, the Company issued 2,500,000 shares valued at $1.42 per share for services as part of the Argyle Energy, Inc. lease contract.

On August 27, 2004, the Company issued 100,000 shares valued at $1.32 per share to an independent consultant for advisory services.

On September 7, 2004, the Company issued 100,000 shares valued at $1.34 per share to an independent consultant for advisory services.

On October 8, 2004, the Company entered into a subscription agreement to issue 1,500,000 shares at the purchase price of approximately $0.93 per share. The Company received $1,400,000 less expenses of $12, for a net of $1,399,988. In October, 2004, an officer of the Company resigned from his position as CEO and rescinded 9,000,000 shares that he currently held. The rescinded shares were valued at par because they were part of the recapitalization of the company's shares.

In October, 2004, the Company issued 392,000 shares to Cornell Capital and 8,000 to the placement agent related to the standby equity distribution agreement valued at fair market value of $1.25 per share. (See Note 4.)

NOTE  11  -  SUBSEQUENT  EVENT

On March 2, 2005, the Company issued 80,000 shares valued at $0.45 per share to two consultants for geological services.

WE  HAVE  NOT  AUTHORIZED  ANY  DEALER,  SALESPERSON  OR
OTHER  PERSON  TO  PROVIDE  ANY  INFORMATION  OR  MAKE
ANY  REPRESENTATIONS  ABOUT  FALCON  NATURAL  GAS  CORP.
EXCEPT  THE  INFORMATION  OR  REPRESENTATIONS  CONTAINED
IN  THIS  PROSPECTUS.  YOU  SHOULD  NOT  RELY  ON  ANY
ADDITIONAL  INFORMATION  OR  REPRESENTATIONS  IF  MADE.

              -----------------------
This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

[ ] except the common stock offered by this
    prospectus;
                                                       ----------------
[ ] in any jurisdiction in which the offer or            PROSPECTUS
    solicitation is not authorized;                    ----------------

[ ] in any jurisdiction where the dealer       63,066,067 Shares of Common Stock
    or other salesperson is not qualified
    to make the offer or solicitation;

[ ] to any person to whom it is unlawful to          FALCON NATURAL GAS CORP
    make the offer or solicitation; or

[ ] to any person who is not a United States resident or who is outside the jurisdiction of the United States.
                                                    ------------- -----, 2005
The delivery of this prospectus or any
Accompanying sale does not imply that:

[ ] there have been no changes in the affairs of Falcon Natural Gas Corp. after the date of this prospectus; or

[ ] the information contained in this prospectus is correct after the date of this prospectus.

              -----------------------

Until          , 2005, all dealers effecting transactions
      ---------
in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM  24.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS

     Pursuant to the articles of incorporation and bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a law suit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. In certain cases, we may advance expenses incurred in defending any such proceeding. To the extent that the officer or director is successful on the merits in any such proceeding as to which such person is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the state of Nevada.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM  25.  OTHER  EXPENSES  OF  ISSUANCE  AND  DISTRIBUTION

     The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. Falcon will pay all expenses in connection with this offering.

          Securities and Exchange Commission Registration Fee    $  4,157.00
          Printing and Engraving Expenses                           2,500.00
          Accounting Fees and Expenses                             15,000.00
          Legal Fees and Expenses                                  50,000.00
          Miscellaneous                                           13,343.000

          TOTAL                                                  $ 85,000.00

ITEM  26.  SALES  OF  UNREGISTERED  SECURITIES

     During the past three years, the Company has issued the following securities without registration under the Securities Act of 1933:

PRE-ACQUISITION:

NAME                 DATE                 SHARES       CONSIDERATION
----                 ----                 ------       -------------
Doug Berry           December 7, 2001     2,400,000     $24,000
Bernadette Berry     December 7, 2001       800,000      $8,000
Lisa Zumpano         December 7, 2001       800,000      $8,000

     On May 14, 2004, the Company issued 20,900,000 shares of common stock to the Falcon shareholders pursuant to the Exchange whereby Falcon became a wholly-owned subsidiary of the Company. The Exchange was one-for-one. Falcon had issued an aggregate of 20,000,000 shares as follows: 1) an aggregate of 8,250,000 shares to five individuals for general business consulting services;
2) an aggregate of 8,800,000 shares to four individuals and two entities as finders' fees; and 3) an aggregate of 2,950,000 shares to an individual and an entity for financial consulting services. In accounting for the Exchange, the 20,000,000 shares were valued at $0.001 per share (or an aggregate of $20,000). Falcon had also issued 900,000 shares to Argyle as part of the consideration for the Starr County Property. The 900,000 shares were valued at $0.25 per share (or an aggregate of $225,000). The Company claims the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     On June 14, 2004, the Company issued 50,000 shares of common stock to an unrelated entity valued at $1.25 per share as part of an investor relations contract. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On July 23, 2004, the Company issued for cash 632,000 shares of common stock to an unrelated entity valued at $1.00 per share, less expenses of $60, for a net of $631,940. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. The Company also claims an exemption from registration afforded by Regulation S of the Act.

     On August 2, 2004, the Company issued 2,500,000 shares of common stock to an unrelated entity valued at $1.42 per share for services that the entity provided in putting together the Company's deal with Argyle regarding the Wyandotte Property. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On August 27, 2004, the Company issued 100,000 shares valued at $1.32 per share to an individual for his participation on the advisory board. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On September 7, 2004, the Company issued 100,000 shares valued at $1.34 per share to an individual for his participation on the advisory board. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On October 8, 2004, the Company sold 1,500,000 shares of its common stock to a foreign private investment group for approximately $0.93 per share, which shares were issued on January 3, 2005. The Company received $1,400,000 less expenses of $12, for a net of $1,399,988. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. The Company also claims an exemption from registration afforded by Regulation S under the Securities Act.

     On December 8, 2004, the Company issued 392,000 shares of its common stock to Cornell Capital Partners, LP as a one-time commitment under a now-terminated Standby Distribution Equity Agreement. The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On December 8, 2004, the Company issued 8,000 shares of its common stock to an entity as consideration for services under a now-terminated Standby Distribution Equity Agreement. The Company claims an exemption from registration afforded by Section 4(2) of the Securities Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On March 2, 2005, the Company issued 80,000 shares valued at $0.45 per share to two consultants for geological services. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

     On April 19, 2005, the Company entered into a Securities Purchase Agreement with Cornell Capital Partners. Pursuant to the Securities Purchase Agreement, Cornell Capital Partners issued convertible debentures to the Company in the original principal amount of $1,000,000. The debentures are convertible at the holder's option any time up to maturity at a fixed conversion price equal to $0.60 (the "Fixed Price"). The debentures are secured by the assets of the Company. The debentures have a two-year term and accrue interest at 5% per year. After the earlier to occur of a) the date a registration statement related to the shares issuable upon conversion of the debentures is declared effective by the United States Securities and Exchange Commission or b) August 1, 2005, if the closing bid price of the Company's Common Stock, as quoted by Bloomberg, LP, is less than the Fixed Price, Cornell Capital Partners at its sole option can elect cash repayment of the debentures by requiring the Company to make 5 payments of $200,000, plus outstanding and accrued interest. At maturity, the debentures will automatically convert into shares of common stock at a conversion price equal to the Fixed Price.

     On April 19, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP Pursuant to the Standby Equity Distribution Agreement, we may, at our discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $20.0 million (exclusive of Cornell Capital Partners' 5% retainage and the 392,000 shares received by Cornell Capital Partners as a one-time commitment fee). For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay Falcon 100% of the lowest volume weighted average price (VWAP) of the Company's common stock as quoted by Bloomberg, LP on the Over-the-Counter Bulletin Board or other principal market on which the Company's common stock is traded for the 5 days immediately following the notice date. The daily VWAP is calculated by totaling the dollar amount traded for every transaction (selling price multiplied by the shares traded) and then dividing by the total shares traded for the day. Further, Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement.

ITEM  27.  EXHIBITS

EXHIBIT NO.     DESCRIPTION  OF  EXHIBIT
-----------     ------------------------

2.1(1)          Exchange  Agreement

3.1(2)          Articles  of  Incorporation

3.2(2)          By-Laws

3.3(3)          Certificate  of  Amendment  to  the  Articles  of Incorporation

5.1(4)          Opinion  of  Counsel

10.1(5)         Subscription  Agreement  with  Liberty  Natural  Gas

10.2(5)         Assignment  of  Oil  and  Gas  Lease for Starr County Property

10.3(5)         Option  Agreement  for  Wyandotte  Property

10.4(6) Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.5(6) Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.6(6) Placement Agent Agreement by and among the Company, Sloan Securities Corporation and Cornell Capital Partners, LP dated November 19, 2004

10.7(7) Termination Agreement dated April 19, 2005 related to the Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2005

10.8(7) Standby Equity Distribution Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.9(7) Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.10(8) Placement Agent Agreement by and among the Company, Sloan Securities Corporation and Cornell Capital Partners, LP dated April 19, 2005

10.11(6) Securities Purchase Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.12(6) Investor Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.13(6) Security Agreement with Cornell Capital Partners, LP by and between the Company and Cornell Capital Partners, LP dated November 19, 2004

10.14(6) Convertible Debenture issued to Cornell Capital Partners, LP and dated November 19, 2004

10.15(7) Termination Agreement dated April 19, 2005 related to the Securities Purchase Agreement by and between the Company and Cornell Capital Partners, LP dated November 19, 2005

10.16(7) Securities Purchase Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

EXHIBIT NO.     DESCRIPTION  OF  EXHIBIT
-----------     ------------------------

10.17(7) Investor Registration Rights Agreement by and between the Company and Cornell Capital Partners, LP dated April 19, 2005

10.18(7) Security Agreement by and between the Company and Cornell Capital Partners, LP. dated April 19, 2005

10.19(7) Convertible Debenture issued to Cornell Capital Partners, LP and dated April 19, 2005

10.20(7)        Warrant  issued to Cornell Capital Partners, LP and dated
                April  19,  2005

10.21(8)        Employment Agreement between the Company and  Fred  B. Zaziski

10.22(9)        Employment  Agreement  between the Company and
                Massimiliano Pozzoni

14.1(9)         Amended  Code  of  Ethics

23.1(10)        Consent  of  Burton,  Bartlett  &  Glogovac

23.2(11)        Consent  of  Williams  &  Webster,  P.S.

(1) Incorporated by reference from Registrant's Form 8-K filed with the SEC on May 7, 2004.
(2) Incorporated by reference from Registrant's Form SB-2 filed with the SEC on March 13, 2002.
(3) Incorporated by reference from Registrants' Form 8-K filed with the SEC on April 12, 2004.
(4)  Provided  herewith.
(5) Incorporated by reference from Registrant's Form 10-QSB filed with the SEC on August 23, 2004.
(6) Incorporated by reference from Registrant's Form 8-K filed with the SEC on November 30, 2004.
(7) Incorporated by reference from Registrant's Form 8-K filed with the SEC on April 20, 2005.
(8) Incorporated by reference from Registrant's Form 8-K filed with the SEC on November 8, 2004.
(9) Incorporated by reference from Registrant's Form 10-KSB filed with the SEC on April 15, 2005.
(10) Incorporated  by  reference  to  Exhibit  5.1.
(11) Incorporated  by  reference  to  Exhibit  23-2.

ITEM  28.  UNDERTAKINGS

     The  undersigned  registrant  hereby  undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by Sections 10(a)(3) of the Securities Act of 1933 (the "Act");

          (ii) Reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

          (iii) Include any additional or changed material information on the plan of distribution;

     (2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

     Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on April 28, 2005.

Date:  April  28,  2005                      FALCON  NATURAL  GAS  CORP.

                                             By:  /s/ Fred  B.  Zaziski
                                                 ------------------------
                                             Name:  Fred  B.  Zaziski
                                             Title:  Chief Executive Officer and
                                             Director

     In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

SIGNATURE                           TITLE                        DATE
---------                           -----                        -----

By:  /s/  Massimiliano  Pozzoni    Vice  President,              April  28, 2005
   ----------------------------    Secretary  and  Treasurer
    Massimiliano  Pozzoni          (Principal  Financial  Officer)